Filed Pursuant to Rule 424(b)(5)
Registration No. 333-227740

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, par value $5.00 per share	17,943,263(2)	$35.25	$632,500,020.75	$76,660

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Includes additional shares of common stock that may be purchased by the underwriters.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated October 9, 2018)

16,312,057 Shares

Conagra Brands, Inc.

Common Stock

We are offering 16,312,057 shares of our common stock, par value $5.00 per share.

Our common stock is listed on the New York Stock Exchange under the symbol “CAG.” The last reported sale price of our common stock on the New York Stock Exchange on October 9, 2018 was $35.57 per share.

Sean M. Connolly, our Chief Executive Officer, is purchasing approximately $500,000 of our common stock in this offering and David S. Marberger, our Executive Vice President and Chief Financial Officer, is purchasing approximately $100,000 of our common stock in this offering, in each case at the public offering price. Other members of Conagra’s management and board of directors are purchasing approximately $300,000 of our common stock in the aggregate in this offering at the public offering price.

We intend to use the net proceeds from this offering to finance, in part, our pending merger with Pinnacle Foods Inc., referred to as “Pinnacle,” including the payment of related fees and expenses, and to repay certain of our debt, as described under the heading “Use of Proceeds.” We refer to the pending merger with Pinnacle, whereby a wholly owned subsidiary of ours will merge with and into Pinnacle, with Pinnacle surviving as our wholly owned subsidiary, as the “Merger.” The closing of this offering is expected to occur prior to, and is not conditioned upon, the consummation of the Merger. If the Merger is not consummated for any reason, we intend to use the net proceeds from this offering for general corporate purposes.

Investing in our common stock involves risks that are described or referred to in the “Risk Factors ” section beginning on page S-16 of this prospectus supplement.

	Per Share	Total
Public offering price	$35.25	$575,000,009
Underwriting discount	$1.145625	$18,687,500
Proceeds, before expenses, to us	$34.104375	$556,312,509

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional 1,631,206 shares at the public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission, referred to as the “SEC,” nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or about October 12, 2018.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	BofA Merrill Lynch	J.P. Morgan	Mizuho Securities

Senior Co-Managers

MUFG	Wells Fargo Securities

Co-Managers

Barclays	BTIG	HSBC	Scotiabank

BNP PARIBAS	Rabo Securities	RBC Capital Markets	SunTrust Robinson Humphrey

The date of this prospectus supplement is October 9, 2018.

Prospectus Supplement

Page

About This Prospectus Supplement	S-ii

Where You Can Find Additional Information	S-ii

Information We Incorporate by Reference	S-ii

Notice to Investors in the European Economic Area	S-iii

Notice to Investors in the United Kingdom	S-iii

Forward-Looking Statements	S-iv

Summary	S-1

Risk Factors	S-16

Use of Proceeds	S-25

Capitalization	S-26

Price Range of Common Stock	S-27

Description of Common Stock	S-28

Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders	S-30

Underwriting (Conflict of Interest)	S-34

Legal Matters	S-41

Experts	S-41

Prospectus

Plan of Distribution	16

Legal Matters	18

Experts	18

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering and the securities offered hereby. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or expressly incorporated by reference in this prospectus supplement, in the accompanying prospectus, in any free writing prospectus that we may provide to you and any other information to which we may refer you. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the respective dates mentioned on the cover page of those documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement to the terms “we,” “us,” “Conagra,” “Conagra Brands,” the “Company” or other similar terms mean Conagra Brands, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act.” We file reports, proxy statements and other information with the U.S. Securities and Exchange Commission, referred to as the “SEC.” Our SEC filings are available over the Internet on the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information about the Public Reference Room. You may also inspect our SEC reports and other information at our website at www.conagrabrands.com. The information contained on or accessible through our website is not part of or incorporated by reference in this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	we can disclose important information to you by referring you to those documents; and

•

information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus and incorporated filings.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended May 27, 2018, filed with the SEC on July 20, 2018;

S-ii

•	our Quarterly Report on Form 10-Q for the quarterly period ended August 26, 2018, filed with the SEC on October 2, 2018; and

•	our Current Reports on Form 8-K filed with the SEC on June 27, 2018 (Items 1.01 and 8.01), July 17, 2018, August 8, 2018, September 27, 2018 (Item 5.07) and October 9, 2018.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement. We will not, however, incorporate by reference in this prospectus supplement or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus supplement unless, and except to the extent, specified in such Current Reports. Investors should not rely on any documents that are not expressly incorporated by reference herein.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference in the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:

Conagra Brands, Inc.

222 Merchandise Mart Plaza, Suite 1300

Chicago, Illinois 60654

Attention: Corporate Secretary

Telephone: (312) 549-5000

Pinnacle’s audited consolidated financial statements as of December 31, 2017 and December 25, 2016 and for the years ended December 31, 2017, December 25, 2016 and December 27, 2015, and the unaudited consolidated financial statements as of July 1, 2018 and for the six months ended July 1, 2018 and June 25, 2017, have been included in Conagra’s Current Report on Form 8-K filed on October 9, 2018, which is incorporated by reference herein.

We take no responsibility for Pinnacle’s filings with the SEC, and we are not incorporating by reference such filings into this prospectus supplement or the accompanying prospectus.

NOTICE TO INVESTORS IN THE EUROPEAN ECONOMIC AREA

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive (as defined herein). This prospectus supplement and the accompanying prospectus have each been prepared on the basis that all offers of the securities in any Member State of the European Economic Area, referred to as the “EEA,” which has implemented the Prospectus Directive, each referred to as a “Relevant Member State,” will only be made to a legal entity which is a qualified investor under the Prospectus Directive, referred to as “Qualified Investors.” Accordingly, any person making or intending to make any offer in that Relevant Member State of securities which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so with respect to Qualified Investors. Neither Conagra Brands, Inc. nor the underwriters have authorized, nor do they authorize, the making of any offer of securities other than to Qualified Investors. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

NOTICE TO INVESTORS IN THE UNITED KINGDOM

The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of any securities offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended, referred to as the “FSMA.”

S-iii

Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the FSMA (Financial Promotion) Order 2005, as amended, referred to as the “Financial Promotion Order,” or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the securities offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any of their contents.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, referred to as the “Securities Act,” and Section 21E of the Exchange Act. These forward-looking statements are based on management’s current views and assumptions of future events and financial performance and are subject to certain risks, uncertainties and changes in circumstances. These forward-looking statements include, among others, statements regarding our expected future financial performance or position, results of operations, business strategy, plans and objectives of management for future operations, and other statements that are not historical facts. You can identify forward-looking statements by their use of forward-looking words, such as “may,” “will,” “anticipate,” “expect,” “believe,” “estimate,” “intend,” “plan,” “should,” “seek” or comparable terms. Such forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. In addition to the risk factors referred to or described in this prospectus supplement under “Risk Factors,” as well as in documents incorporated by reference in this prospectus supplement and the accompanying prospectus, important factors that could cause our actual results to differ materially from those in forward-looking statements include, among others:

•	the failure to obtain Pinnacle shareholder approval of the Merger;

•	the possibility that the closing conditions to the Merger may not be satisfied or waived;

•	delay in closing the Merger or the possibility of non-consummation of the Merger;

•

the risk that the cost savings and any other synergies from the Merger may not be fully realized or may take longer to realize than expected, including that the Merger may not be accretive within the expected timeframe or to the extent anticipated;

•	the occurrence of any event that could give rise to termination of the Merger Agreement;

•	the risk that shareholder litigation in connection with the Merger may affect the timing or occurrence of the Merger or result in significant costs of defense, indemnification and liability;

•	risks related to the disruption of the Merger to us and our management;

•	the effect of the announcement of the Merger on our ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties;

S-iv

•	our ability to achieve the intended benefits of recent and pending acquisitions and divestitures, including the recent spin-off of our Lamb Weston business;

•	the continued evaluation of the role of our Wesson® oil business;

•	general economic and industry conditions;

•	our ability to successfully execute our long-term value creation strategy;

•	our ability to access capital on acceptable terms or at all;

•	our ability to execute our operating and restructuring plans and achieve our targeted operating efficiencies from cost-saving initiatives and to benefit from trade optimization programs;

•	the effectiveness of our hedging activities and our ability to respond to volatility in commodities;

•	the competitive environment and related market conditions;

•	our ability to respond to changing consumer preferences and the success of our innovation and marketing investments;

•	the ultimate impact of any product recalls and litigation, including litigation related to the lead paint and pigment matters;

•	actions of governments and regulatory factors affecting our businesses, including the ultimate impact of recently enacted U.S. tax legislation and related regulations or interpretations;

•	the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions;

•	risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; and

•	other risks described in our reports filed from time to time with the SEC.

The forward-looking statements in this prospectus supplement and in the documents incorporated by reference speak only as of the date of the document in which the forward-looking statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.

S-v

SUMMARY

The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus supplement and the accompanying prospectus, including the documents we have incorporated by reference. Because this is a summary, it does not contain all the information that may be important to you. We urge you to read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, carefully, including the “Risk Factors” section and our consolidated financial statements and the related notes.

Conagra Brands

We are one of North America’s leading branded food companies. Guided by an entrepreneurial spirit, the Company combines a rich heritage of making great food with a sharpened focus on innovation. The Company’s portfolio is evolving to satisfy people’s changing food preferences. Its iconic brands such as Marie Callender’s®, Reddi-wip®, Hunt’s®, Healthy Choice®, Slim Jim®, and Orville Redenbacher’s®, as well as emerging brands, including Alexia®, Angie’s® BOOMCHICKAPOP®, Blake’s®, Duke’s® and Frontera®, offer choices for every occasion.

Our Grocery & Snacks reporting segment principally includes branded, shelf stable food products sold in various retail channels in the United States.

Our Refrigerated & Frozen reporting segment principally includes branded, temperature controlled food products sold in various retail channels in the United States.

Our International reporting segment principally includes branded food products, in various temperature states, sold in various retail and foodservice channels outside of the United States.

Our Foodservice reporting segment includes branded and customized food products, including meals, entrees, sauces and a variety of custom-manufactured culinary products, packaged for sale to restaurants and other foodservice establishments in the United States.

Our Commercial reporting segment included commercially branded and private label food and ingredients, which were sold primarily to commercial, restaurant, foodservice, food manufacturing, and industrial customers. The segment’s primary food items included a variety of vegetable, spice, and frozen bakery goods, which were sold under brands such as Spicetec Flavors & Seasonings®. In the first quarter of fiscal 2017, we sold our Spicetec and JM Swank businesses. These businesses comprise the entire Commercial segment following the presentation of Lamb Weston as discontinued operations.

The Merger

On June 26, 2018, Conagra Brands entered into an Agreement and Plan of Merger, referred to as the “Merger Agreement,” with Pinnacle and Patriot Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Conagra Brands, referred to as “Patriot Merger Sub,” pursuant to which Patriot Merger Sub will merge with and into Pinnacle, with Pinnacle surviving the Merger as a wholly owned subsidiary of Conagra Brands. Subject to the terms and conditions of the Merger Agreement, each share of Pinnacle common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares as to which dissenter’s rights have been properly exercised and certain other excluded shares) will be converted into the right to receive (i) $43.11 in cash and (ii) 0.6494 shares of Conagra Brands, with cash payable in lieu of fractional shares. At the time of announcement, the transaction was valued at approximately $10.9 billion, including the assumption of debt.

The parties’ obligations to complete the Merger are conditioned upon approval of the Merger Agreement by the holders of at least a majority of the outstanding shares of Pinnacle common stock and other customary closing conditions. Consummation of the Merger is not subject to a financing condition. On July 25, 2018, Conagra Brands filed with the SEC a registration statement on Form S-4, which was amended on August 31, 2018 and September 13, 2018, to register the shares of Conagra Brands common stock to be issued as part of the Merger consideration. The registration statement was declared effective by the SEC on September 17, 2018 and includes a proxy statement relating to a special meeting of Pinnacle shareholders to consider a proposal to approve the Merger Agreement. Pinnacle began mailing its definitive proxy statement to its shareholders on September 18, 2018 and the special meeting of Pinnacle shareholders is currently scheduled to occur on October 23, 2018.

Pinnacle is a leading manufacturer, marketer and distributor of high-quality, branded food products in North America, with annual net sales of approximately $3.1 billion in its fiscal 2017. Pinnacle’s brand portfolio enjoys strong household penetration in the United States, where its products can be found in over 85% of U.S. households. Pinnacle’s products are sold through supermarkets, grocery wholesalers and distributors, mass merchandisers, super centers, convenience stores, dollar stores, natural and organic food stores, drug stores, e-commerce websites and warehouse clubs in the United States and Canada, as well as in military channels and foodservice locations.

The Merger would combine two of the fastest-growing companies in the consumer packaged foods industry by consumption and would create a leader in frozen foods with expanded presence in snacks. The combined company is expected to have sales of approximately $11.1 billion annually based on fiscal 2018 pro forma net sales. See “—Summary Unaudited Pro Forma Condensed Consolidated Financial Data.”

We intend to finance the Merger, including the payment of related fees and expenses, as well as the repayment of approximately $2.7 billion of Pinnacle’s existing debt as well as amounts outstanding under our existing term loan facility and commercial paper program, through the issuance of approximately 77.4 million shares of common stock to Pinnacle shareholders (subject to adjustment as described in the Merger Agreement) and (i) the net proceeds from this offering of common stock, (ii) approximately $1.3 billion of borrowings under the new Term Loan Facility (as defined below) and (iii) the net proceeds from the issuance of the New Notes (as defined below). Pinnacle shareholders are expected to own approximately 16% of the combined company upon consummation of the Merger, based on an estimated 77.4 million shares of common stock issued to Pinnacle shareholders, after giving effect to the issuance of 16,312,057 shares of common stock in this offering. See “—Summary Unaudited Pro Forma Condensed Consolidated Financial Data.”

Notes Offering

We intend to offer, by means of a separate prospectus supplement, approximately $7.0 billion aggregate principal amount of new debt securities, referred to collectively as our “New Notes.” The New Notes will be our senior unsecured obligations, will rank equally in right of payment with all of our other senior unsecured debt, will be effectively junior to our secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and will be structurally subordinated to the secured and unsecured debt of our subsidiaries, including any debt of Pinnacle that remains outstanding after the consummation of the Merger. We intend to issue the New Notes in lieu of borrowing under the bridge facility (as described below). The New Notes will be subject to a special mandatory redemption in the event that the Merger is not consummated on or prior to April 1, 2019 or if prior to April 1, 2019, the Merger Agreement is terminated, other than in connection with the consummation of the Merger, with the exception of one series of the New Notes that will not be subject to the special mandatory redemption. In such an event, the New Notes, with the exception of one series, will be required to be redeemed by us at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest.

New Credit Agreement

On July 11, 2018, we entered into (i) a Term Loan Agreement, referred to as the “New Term Loan Agreement,” with Bank of America, N.A., as administrative agent and a lender, Goldman Sachs Bank USA, as syndication agent and a lender, and the other financial institutions party thereto, providing for term loans to Conagra Brands in an aggregate principal amount of up to $1.3 billion, referred to as the “Term Loan Facility,” and (ii) an Amended and Restated Revolving Credit Agreement, referred to as the “New Revolving Credit Agreement,” with Bank of America, N.A., as administrative agent and a lender, JPMorgan Chase Bank, N.A., as syndication agent and a lender, and the other financial institutions party thereto, providing for a revolving credit facility in a maximum aggregate principal amount outstanding at any one time of $1.6 billion (subject to increase to a maximum aggregate principal amount of $2.1 billion), referred to as the “Revolving Facility.”

New Term Loan Agreement

The Term Loan Facility is unsecured and provides for a $650 million tranche of three-year term loans and a $650 million tranche of five-year term loans. We anticipate borrowing in full under the New Term Loan Agreement to fund a portion of the cash consideration of the Merger. The three-year tranche loans and the five-year tranche loans mature on the third and fifth anniversaries, respectively, of the funding of such loans, which are anticipated to occur simultaneously with the closing date of the Merger.

The new term loans will bear interest at, at our election, either (a) LIBOR plus a percentage spread (ranging from 1% to 1.625% for three-year tranche loans and 1.125% to 1.75% for five-year tranche loans) based on our senior unsecured long-term indebtedness ratings or (b) the alternate base rate, described in the New Term Loan Agreement as the greatest of (i) Bank of America’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) one-month LIBOR plus 1.00%, plus a percentage spread (ranging from 0% to 0.625% for three-year tranche loans and 0.125% to 0.75% for five-year tranche loans) based on our senior unsecured long-term indebtedness ratings.

The New Term Loan Agreement contains customary affirmative and negative covenants for unsecured investment grade credit facilities of this type and financial covenants requiring compliance with a maximum leverage ratio and a minimum interest coverage ratio. These covenants were negotiated in a manner that was intended to accommodate the Merger and related transactions. We may voluntarily prepay term loans under the New Term Loan Agreement, in whole or in part, without premium or penalty, subject to certain conditions. Moreover, the New Term Loan Agreement contains events of default customary for unsecured investment grade credit facilities with corresponding grace periods, including, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, and bankruptcy and insolvency events.

New Revolving Credit Agreement

The Revolving Facility is unsecured and amends and restates our revolving credit facility under the prior revolving credit agreement, dated as of February 16, 2017, among Conagra Brands, Bank of America, N.A., as administrative agent and a lender, JPMorgan Chase Bank, N.A., as syndication agent and a lender, and the other financial institutions party thereto.

The proceeds of the new revolving loans under the New Revolving Credit Agreement may be used by us solely for general corporate purposes. We may borrow, repay and reborrow funds under the Revolving Facility until its maturity on July 11, 2023, at which time the Revolving Facility will terminate, and all outstanding loans thereunder, together with all accrued and unpaid interest, must be repaid (subject to potential extensions of the termination date for additional one-year or two-year periods from the then applicable termination date on an annual basis).

Loans (other than “bid loans”) under the Revolving Facility will bear interest at, at our election, either (a) LIBOR plus a percentage spread (ranging from 0.910% to 1.50%) based on our senior unsecured long-term indebtedness ratings or (b) the alternate base rate, described in the New Revolving Credit Agreement as the greatest of (i) Bank of America’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) one-month LIBOR plus 1.00%, plus a percentage spread (ranging from 0.0% to 0.50%) based on our senior unsecured long-term indebtedness ratings. Additionally, we have the right to request of the lenders (although the lenders have no obligation to provide) “bid loans” with a lower, fixed interest rate.

The New Revolving Credit Agreement contains customary affirmative and negative covenants for unsecured investment grade credit facilities of this type and financial covenants requiring compliance with a maximum leverage ratio and a minimum interest coverage ratio. These covenants were negotiated in a manner that was intended to accommodate the Merger and related transactions. Moreover, the New Revolving Credit Agreement contains events of default customary for unsecured investment grade credit facilities with corresponding grace periods, including, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, and bankruptcy and insolvency events.

Redemption of Pinnacle Notes

As of the date of this prospectus supplement, $350 million in aggregate principal amount of Pinnacle’s 5.875% Senior Notes due 2024, referred to as the “Pinnacle Notes,” were issued and outstanding. The Pinnacle Notes may be redeemed upon no less than 15 and no more than 60 days’ notice at a price equal to 100% of the aggregate principal amount of such Pinnacle Notes plus a make-whole amount. Pinnacle has provided to all of the holders of the outstanding Pinnacle Notes a notice of conditional redemption to redeem all of the outstanding Pinnacle Notes on the date of, and conditioned upon, the consummation of the Merger. The foregoing does not constitute a notice of redemption under the indenture governing the Pinnacle Notes.

Recent Developments

Pinnacle has prepared preliminary estimated unaudited selected financial results for its third quarter ended September 30, 2018. Based on information available as of the date of this prospectus supplement, the following are preliminary estimates for Pinnacle’s quarter ended September 30, 2018:

•

Pinnacle expects net sales to be in the range of $740 million to $745 million, compared with net sales of $749.8 million in the third quarter of 2017. The approximate 1% decline in sales is primarily due to intensified competition, specifically in Pinnacle’s Grocery segment, partially offset by ongoing growth in Pinnacle’s Frozen segment, led by the Birds Eye franchise, which continued to drive Pinnacle’s robust innovation program.

•

Pinnacle expects net earnings to be in the range of $67 million to $69 million, or $0.55 to $0.57 per diluted share. Pinnacle expects Adjusted net earnings to be in the range of $93 million to $95 million or Adjusted diluted earnings per share of $0.77 to $0.79. Profitability was driven by strong continued execution of Pinnacle’s productivity and cost management programs as well as a favorable tax rate versus the prior year period. GAAP and Adjusted earnings also include approximately $0.05 per share related to earlier than expected insurance recoveries from the 2017 Aunt Jemima recall, which had been previously incorporated into Pinnacle’s full year guidance.

•

Pinnacle expects Adjusted EBITDA to be in the range of $177 million to $180 million, reflecting Adjusted gross margin expansion, which is inclusive of the aforementioned insurance recoveries and the strong productivity and cost management programs.

The results for Pinnacle’s quarter ended September 30, 2018 are preliminary and unaudited and represent the most current information available to Pinnacle’s management. Pinnacle’s actual results may differ from the preliminary results due to the completion of Pinnacle’s financial closing procedures, final adjustments, annual impairment analysis and other developments that may arise between the date of this prospectus supplement and the time that financial results for the quarter ended September 30, 2018 are finalized.

The preliminary results included herein have been prepared by, and are the responsibility of, Pinnacle’s management. Deloitte & Touche LLP, Pinnacle’s independent registered public accounting firm, has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto.

Pinnacle uses the following non-GAAP financial measures as defined by the SEC in its financial communications. These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies.

•	Adjusted EBITDA

•	Adjusted net earnings

•	Adjusted diluted earnings per share (EPS)

Pinnacle defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization, referred to as “EBITDA,” further adjusted to exclude certain non-cash items, non-recurring items and certain other adjustment items permitted in calculating EBITDA for purposes of covenant compliance under Pinnacle’s senior secured credit facility and the indenture governing the Pinnacle Notes, referred to as “Covenant Compliance EBITDA.” Adjusted EBITDA does not include adjustments for equity-based compensation and certain other adjustments related to acquisitions, both of which are permitted in calculating Covenant Compliance EBITDA. Pinnacle management uses Adjusted EBITDA as a key metric in the evaluation of underlying company performance, in making financial, operating and planning decisions and, in part, in the determination of cash bonuses for its executive officers and employees. Pinnacle believes this measure is useful to investors because it increases transparency and assists investors in understanding the underlying performance of Pinnacle and in the analysis of ongoing operating trends. Additionally, Pinnacle believes the presentation of Adjusted EBITDA provides investors with useful information, as it is an important component in measuring covenant compliance in accordance with the financial covenants and determining our ability to service debt and meet any payment obligations. In addition, Pinnacle believes that Adjusted EBITDA is frequently used by analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. Pinnacle has historically reported Adjusted EBITDA to analysts and investors and believes that its continued inclusion provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. Adjusted EBITDA should not be considered as an alternative to operating or net earnings (loss), determined in accordance with GAAP, as an indicator of Pinnacle’s operating performance, as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Pinnacle believes Adjusted net earnings and related Adjusted diluted EPS provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing its primary operating results from period to period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Adjusted net earnings and Adjusted diluted EPS is used by Pinnacle management for planning and budgeting and for monitoring and evaluating financial and operating results.

A reconciliation of these preliminary non-GAAP financial measures to their most directly comparable GAAP measures is as follows:

	Three Months Ended September 30, 2018
	Net Sales	EBITDA(1)	Net Earnings	Diluted Shares	Diluted EPS
	(in millions, except per share data)
Reported—Range	$740-$745	$152-$155	$67-69	120.2	$0.55-0.57
Acquisition, merger, restructuring and all other costs—net of tax(2)	—	23.9	25.7	120.2	0.22
Non-cash items—net of tax(3)	—	0.6	0.5	120.2	0.00

Adjusted—Range	$740-$745	$177-$180	$93-$95	120.2	$0.77-0.79

(1)	Pinnacle cannot provide a reconciliation between its EBITDA and net income without unreasonable effort prior to the completion of its final closing procedures.

(2)	Primarily relates to charges incurred as a result of the Merger Agreement.

(3)	Primarily represents non-cash losses resulting from mark-to-market obligations under derivative contracts.

Corporate Information

We were initially incorporated as a Nebraska corporation in 1919 and were reincorporated as a Delaware corporation in December 1975. Our principal executive offices are located at 222 Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654, and our main telephone number is (312) 549-5000. Our website is www.conagrabrands.com. The information contained on or accessible through our website is not part of or incorporated by reference in this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus. For additional information concerning Conagra Brands, please see our most recent Annual Report on Form 10-K and our subsequent filings with the SEC, which are incorporated by reference in this prospectus supplement. See “Where You Can Find Additional Information.”

The Offering

The following summary of this offering contains basic information about our common stock and is not intended to be complete. For a more complete description of the terms of the common stock offered hereby, see “Description of Common Stock.” For purposes of this section, references to “Conagra Brands,” “we,” “us” or “our” include only Conagra Brands, Inc. and not any of its subsidiaries.

Issuer	Conagra Brands, Inc., a Delaware corporation

Shares of common stock offered by us	16,312,057 shares of common stock

Option to purchase additional shares	1,631,206 shares of common stock

Shares of common stock to be outstanding immediately after this offering	408,162,144 shares of common stock[1]

Use of proceeds	We expect to receive net proceeds of $556 million from this offering (or $612 million if the underwriters exercise, in full, their option to purchase additional shares from us), after deducting the underwriting discount, but before deducting estimated offering expenses payable by us. We intend to use the net proceeds from this offering to finance, in part, the Merger and transaction-related expenses (including retiring certain Pinnacle debt and paying transaction costs) and to repay borrowings under our existing term loan facility and our commercial paper program, as described under the heading “Use of Proceeds.” The closing of this offering is expected to occur prior to the consummation of the Merger. If the Merger is not consummated for any reason, we intend to use the net proceeds from this offering for general corporate purposes.

Officer and director share purchase	Sean M. Connolly, our Chief Executive Officer, is purchasing approximately $500,000 of our common stock in this offering and David S. Marberger, our Executive Vice President and Chief Financial Officer, is purchasing approximately $100,000 of our common stock in this offering, in each case at the public offering price. Other members of Conagra’s management and board of directors are purchasing approximately $300,000 of our common stock in the aggregate in this offering at the public offering price.

Risk factors	See “Risk Factors” and other information in this prospectus supplement and the accompanying prospectus for a discussion of factors that should be carefully considered before investing in our common stock.

Exchange listing	Our common stock is listed on the New York Stock Exchange under the symbol “CAG.”

Transfer agent	EQ Shareowner Services

(1)

Based on 391,850,087 shares of common stock outstanding as of October 4, 2018 and assumes no exercise of the underwriters’ option to purchase additional shares from us. Excludes any shares of common stock issuable under our equity compensation plans and the approximately 77.4 million shares issuable to Pinnacle shareholders in connection with the consummation of the Merger.

Conflict of interest	Because more than 5% of the net proceeds from this offering may be used to repay our existing $300 million term loan facility with an affiliate of an underwriter of this offering, as well as to repay commercial paper and redeem the Pinnacle Notes held by certain underwriters of this offering and/or their affiliates and to repay Pinnacle’s existing credit facility with affiliates of certain underwriters of this offering, this offering will be conducted in accordance with FINRA Rule 5121. See “Underwriting (Conflict of Interest).”

Conagra Brands Summary Consolidated Financial Data

The following table sets forth summary consolidated financial data as of and for each of the fiscal years ended May 2016 through 2018 and as of and for each of the thirteen-week periods ended August 26, 2018 and August 27, 2017. Our fiscal year ends on the last Sunday in May. The summary consolidated financial data as of May 2017 and 2018 and for each of the fiscal years ended May 2016, 2017 and 2018 have been derived from our audited consolidated financial statements and should be read together with those audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for our fiscal year ended May 27, 2018, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated financial data as of May 29, 2016 have been derived from our audited consolidated financial statements not incorporated by reference in this prospectus supplement. The summary consolidated financial data as of August 26, 2018 and for the thirteen-week periods ended August 26, 2018 and August 27, 2017 have been derived from our unaudited condensed consolidated financial statements and should be read together with those unaudited condensed consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the quarterly period ended August 26, 2018, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary consolidated financial data as of August 27, 2017 has been derived from our unaudited condensed consolidated financial statements not incorporated by reference in this prospectus supplement. In the opinion of our management, our unaudited condensed consolidated financial statements were prepared on the same basis as our audited consolidated financial statements and include adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position as of the date and for the thirteen weeks ended August 26, 2018. The results for the thirteen weeks ended August 26, 2018 may not necessarily be indicative of full year results. You should read the summary consolidated financial data in conjunction with our consolidated financial statements, the related notes and other financial information incorporated by reference in this prospectus supplement.

	For the Fiscal Year Ended			For the Thirteen Weeks Ended	For the Thirteen Weeks Ended
	May 27, 2018	May 28, 2017	May 29, 2016	August 26, 2018	August 27, 2017
	(dollars in millions, except per share data)
Income Statement Data
Net sales(1)	$7,938.3	$7,826.9	$8,664.1	$1,834.4	$1,804.2
Income from continuing operations(1)	797.5	546.0	128.5	178.2	153.6
Net income (loss) attributable to Conagra Brands, Inc.(2)	808.4	639.3	(677.0)	178.2	152.5
Diluted earnings (loss) per share (EPS) attributable to Conagra Brands, Inc.	1.98	1.46	(1.56)	0.45	0.36

Balance Sheet Data (as of period end)
Total assets	$10,389.5	$10,096.3	$13,390.6	$10,485.0	$10,225.6
Senior long-term debt (noncurrent)(1)	3,035.6	2,573.3	4,685.5	3,037.8	2,571.1
Subordinated long-term debt (noncurrent)	195.9	195.9	195.9	195.9	195.9
Total long-term debt (noncurrent)	3,231.5	2,769.2	4,881.4	3,233.7	2,767.0

(1)	Amounts exclude the impact of discontinued operations of the Private Brands operations and the Lamb Weston operations.

(2)	Amounts include aggregate pre-tax goodwill and certain long-lived asset impairment charges in discontinued operations of $1.92 billion for fiscal 2016.

	For the Fiscal Year Ended		For the Thirteen Weeks Ended	For the Thirteen Weeks Ended
	May 27, 2018	May 28, 2017	August 26, 2018	August 27, 2017
	(dollars in millions, except per share data)
Other Financial Data(1)
Organic net sales growth ex Trenton (percent change vs. prior period)(2)	(0.1)%	(5.5)%	1.2%	(2.9)%
Gross margin	29.6%	29.9%	28.1%	28.8%
Adjusted gross margin(3)	29.7%	30.2%	28.6%	29.2%
Operating margin	12.0%	11.1%	14.1%	14.4%
Adjusted operating margin(4)	15.0%	14.9%	14.6%	15.4%
Adjusted diluted earnings per share from continuing operations attributable to Conagra Brands, Inc. common stockholders(5)			$0.47	$0.46

(1)

Organic net sales growth ex Trenton, adjusted gross margin, adjusted operating margin and adjusted diluted earnings per share from continuing operations attributable to Conagra Brands, Inc. common stockholders are non-GAAP financial measures. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of Conagra’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess Conagra’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, Conagra’s diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP. Reconciliations of the differences between these non-GAAP financial measures and their most comparable financial measures calculated and presented in accordance with GAAP are set forth in the footnotes below.

(2)

Organic net sales growth ex Trenton is comprised of net sales excluding the impact of foreign exchange, net sales from acquired businesses (reflecting the acquisitions of Sandwich Bros. of Wisconsin in the third fiscal quarter of fiscal 2018, Angie’s Artisan Treats, LLC in the second fiscal quarter of fiscal 2018, Thanasi Foods LLC in the fourth fiscal quarter of fiscal 2017 and Frontera Foods, Inc. and Red Fork LLC in the second fiscal quarter of fiscal 2017, in each case until the first anniversary date of the acquisitions), net sales from divested businesses (reflecting the divestitures of Del Monte Canada in the first fiscal quarter of fiscal 2019 and J.M. Swank and Spicetec in the first fiscal quarter of fiscal 2017) and net sales from Conagra’s sold Trenton Plant (sold in the first fiscal quarter of fiscal 2019). The reconciliation of organic net sales growth ex Trenton to net sales is as follows:

Fiscal year ended May 27, 2018 compared to fiscal year ended May 28, 2017

	Fiscal Year Ended May 27, 2018	Fiscal Year Ended May 28, 2017	% Change
	(dollars in millions)
Net Sales	$7,938.3	$7,826.9	1.4%
Impact of foreign exchange	(27.9)	—	(0.4)
Net sales from acquired businesses	(169.1)	—	(2.1)
Net sales from divested businesses	(48.9)	(115.6)	0.9
Net sales from sold Trenton plant	(79.1)	(86.8)	0.1

Organic Net Sales ex Trenton	$7,613.3	$7,624.5	(0.1)%

Fiscal year ended May 28, 2017 compared to fiscal year ended May 29, 2016

	Fiscal Year Ended May 28, 2017	Fiscal Year Ended May 29, 2016	% Change
	(dollars in millions)
Net Sales	$7,826.9	$8,664.1	(9.7)%
Impact of foreign exchange	29.2	—	0.3
Net sales from acquired businesses	(36.5)	—	(0.6)
Net sales from divested businesses	(115.6)	(514.3)	4.5
Net sales from sold Trenton plant	(86.8)	(86.1)	—

Organic Net Sales ex Trenton	$7,617.2	$8,063.7	(5.5)%

Thirteen weeks ended August 26, 2018 compared to thirteen weeks ended August 27, 2017

	Thirteen Weeks Ended August 26, 2018	Thirteen Weeks Ended August 27, 2017	% Change
	(dollars in millions)
Net Sales	$1,834.4	$1,804.2	1.7%
Impact of foreign exchange	5.9	—	0.3
Net sales from acquired businesses	(37.4)	—	(2.0)
Net sales from divested businesses	(4.1)	(8.7)	0.2
Net sales from sold Trenton plant	(2.0)	(19.6)	1.0

Organic Net Sales ex Trenton	$1,796.8	$1,775.9	1.2%

Thirteen weeks ended August 27, 2017 compared to thirteen weeks ended August 28, 2016

	Thirteen Weeks Ended August 27, 2017	Thirteen Weeks Ended August 28, 2016	% Change
	(dollars in millions)
Net Sales	$1,804.2	$1,895.6	(4.8)%
Impact of foreign exchange	(3.2)	—	(0.2)
Net sales from acquired businesses	(31.0)	—	(1.6)
Net sales from divested businesses	(8.7)	(80.3)	3.7
Net sales from sold Trenton plant	(19.6)	(21.7)	—

Organic Net Sales ex Trenton	$1,741.7	$1,793.6	(2.9)%

(3)

Adjusted gross profit for the thirteen weeks ended August 26, 2018 and August 27, 2017 is comprised of gross profit excluding restructuring plans and corporate hedging derivative losses. The reconciliation of adjusted gross margin to gross margin is as follows:

	For the Thirteen Weeks Ended
	August 26, 2018	August 27, 2017
	(dollars in millions)
Gross profit	$515.5	$519.0

% of net sales	28.1%	28.8%

Restructuring plans	2.3	2.3
Corporate hedging derivative losses	6.4	6.0

Adjusted	$524.2	$527.3

% of net sales	28.6%	29.2%

Adjusted gross profit for the fiscal years ended May 27, 2018, May 28, 2017, May 29, 2016 and May 31, 2015 is comprised of gross profit excluding restructuring plans, costs related to acquisitions and divestitures and corporate hedging derivative losses (gains). The reconciliation of adjusted gross margin to gross margin is as follows:

	For the Fiscal Year Ended
	May 27, 2018	May 28, 2017	May 29, 2016	May 31, 2015
	(dollars in millions)
Gross profit	$2,351.5	$2,343.8	$2,429.2	$2,297.7

% of net sales	29.6%	29.9%	28.0%	25.4%

Restructuring plans	7.8	15.5	49.0	21.1
Costs related to acquisitions and divestitures	0.6	0.5	—	—
Corporate hedging derivative losses (gains)	(6.2)	5.1	(16.4)	24.6

Adjusted	$2,353.7	$2,364.9	$2,461.8	$2,343.4

% of net sales	29.7%	30.2%	28.4%	25.9%

(4)

Adjusted operating profit for the thirteen weeks ended August 26, 2018 and August 27, 2017 is comprised of operating profit excluding restructuring plans, costs related to acquisitions and divestitures, corporate hedging derivative losses, integration costs and gain on the sale of Del Monte business. The reconciliation of adjusted operating margin to operating margin is as follows:

	For the Thirteen Weeks Ended
	August 26, 2018	August 27, 2017
	(dollars in millions)
Operating profit(a)	$258.2	$259.4

% of net sales	14.1%	14.4%

Restructuring plans	1.2	11.4
Costs related to acquisitions and divestitures	11.0	0.8
Corporate hedging derivative losses	6.4	6.0
Integration costs	4.3	—
Gain on sale of Del Monte business	(13.3)	—

Adjusted	$267.8	$277.6

% of net sales	14.6%	15.4%

(a)

Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

Adjusted operating profit for the fiscal years ended May 27, 2018, May 28, 2017, May 29, 2016 and May 31, 2015 is comprised of operating profit excluding gain on the sale of Conagra’s Spicetec and J.M. Swank businesses, restructuring plans, costs related to acquisitions and divestitures, corporate hedging derivative losses (gains), goodwill and intangible impairment charges, early extinguishment of debt, pension valuation adjustment, integration of Conagra’s former Ralcorp business, early exit of an unfavorable lease contract by purchasing the building and legal matters. The reconciliation of adjusted operating margin to operating margin is as follows:

	For the Fiscal Year Ended
	May 27, 2018	May 28, 2017	May 29, 2016	May 31, 2015
	(dollars in millions)
Operating profit(a)	$953.1	$869.8	$708.4	$852.2

% of net sales	12.0%	11.1%	8.2%	9.4%

Gain on sale of Spicetec and J.M. Swank businesses	—	(197.4)	—	—
Restructuring plans	38.0	61.9	256.0	46.2
Costs related to acquisitions and divestitures	15.7	31.4	—	—
Corporate hedging derivative losses (gains)	(6.2)	5.1	(16.4)	24.6
Goodwill and intangible impairment charges	4.8	304.2	50.1	25.7
Early extinguishment of debt	—	93.3	23.9	24.6
Integration of former Ralcorp business	—	—	—	5.0
Early exit of an unfavorable lease contract by purchasing the building	34.9	—	—	—
Legal matters	151.0	(5.7)	5.0	(7.0)

Adjusted	$1,191.3	$1,162.6	$1,027.0	$971.3

% of net sales	15.0%	14.9%	11.9%	10.8%

(a)

Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings and adding back Interest expense, net and removing Pension and post-retirement non-service income.

(5)

Adjusted diluted earnings per share from continuing operations attributable to Conagra Brands, Inc. common stockholders for the thirteen weeks ended August 26, 2018 and August 27, 2017 is comprised of diluted earnings per share from continuing operations excluding restructuring plans, costs related to acquisitions and divestitures, corporate hedging derivative losses, integration costs, gain on the sale of Conagra’s Del Monte business, unusual tax items and rounding. The reconciliation of adjusted diluted earnings per share from continuing operations attributable to Conagra Brands, Inc. common stockholders is as follows:

	For the Thirteen Weeks Ended
	August 26, 2018	August 27, 2017
Diluted EPS from continuing operations attributable to Conagra Brands, Inc. common stockholders	$0.45	$0.36
Restructuring plans	—	0.02
Costs related to acquisitions and divestitures	0.04	—
Corporate hedging derivative losses	0.01	0.01
Integration costs	0.01	—
Gain on sale of Del Monte business	(0.02)	—
Unusual tax items	(0.01)	0.07
Rounding	(0.01)	—

Adjusted	$0.47	$0.46

Pinnacle Summary Consolidated Financial Data

The table below sets forth a summary of Pinnacle’s consolidated financial data as of and for each of the fiscal years ended December 2015 through 2017 and as of and for each of the six months ended July 1, 2018 and June 25, 2017. Pinnacle’s fiscal year ends on the last Sunday in December. The summary consolidated financial data as of December 2016 and 2017 and for each of the fiscal years ended December 2015, 2016 and 2017 have been derived from Pinnacle’s audited consolidated financial statements and should be read together with those audited consolidated financial statements and related notes, which are incorporated by reference in this prospectus supplement. The summary consolidated financial data as of December 2015 have been derived from Pinnacle’s audited consolidated financial statements not incorporated by reference in this prospectus supplement. The summary financial data as of and for the six months ended July 1, 2018 and June 25, 2017 are derived from Pinnacle’s unaudited consolidated financial statements for the respective periods, which are incorporated by reference in this prospectus supplement. In the opinion of management of Pinnacle, the unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the results of operations and financial position of Pinnacle as of the date and for the periods presented. The results for the six months ended July 1, 2018 may not necessarily be indicative of full year results. You should read the summary consolidated financial data in conjunction with Pinnacle’s consolidated financial statements, the related notes and other financial information incorporated by reference in this prospectus supplement.

	For the Fiscal Year Ended			For the Six Months Ended
	December 31, 2017	December 25, 2016	December 27, 2015	July 1, 2018	June 25, 2017
				(unaudited)
	(dollars in millions)
Statement of Operations Data
Net sales	$3,144.0	$3,127.9	$2,655.8	$1,520.6	$1,510.7
Gross profit	868.1	916.1	740.5	417.9	374.5
Earnings before interest and taxes	448.7	479.6	424.7	219.7	155.2
Earnings before income taxes	279.2	340.5	336.4	147.9	46.0
(Benefit) provision for income taxes(1)	(253.0)	129.4	123.9	34.7	4.3

Net earnings	$532.2	$211.1	$212.5	$113.2	$41.8

Balance Sheet Data (as of period end)
Cash and cash equivalents	$249.8	$353.1	$180.5	$80.4	$130.9
Working capital(2)	507.7	553.3	469.1	347.5	418.4
Total assets	6,578.3	6,739.6	5,324.2	6,435.2	6,430.0
Total debt(3)	2,962.3	3,166.7	2,274.1	2,759.9	2,978.5
Total liabilities	4,198.0	4,790.7	3,518.6	4,003.6	4,485.0
Shareholders’ equity	2,379.1	1,948.0	1,805.5	2,430.5	1,943.9

(1)	Benefit from income taxes in fiscal 2017 includes the decrease in Pinnacle’s net deferred income tax liability as a result of the Tax Cuts and Jobs Act of 2017.

(2)	Working capital excludes short-term borrowings, revolving debt facility and current portion of long-term debt.

(3)	Total debt includes long-term debt, short-term borrowings, revolving debt facility and current portion of long-term debt.

Summary Unaudited Pro Forma Condensed Consolidated Financial Data

The following table presents our summary unaudited pro forma condensed consolidated financial data, giving effect to the Merger and related financing transactions. The unaudited pro forma condensed consolidated financial data were derived from the unaudited pro forma condensed combined financial information incorporated by reference into this prospectus supplement. The summary unaudited pro forma condensed consolidated financial data is not necessarily indicative of operating results that would have been achieved had the Merger been completed as of May 28, 2017 and does not intend to project our future financial results after the Merger. The summary unaudited pro forma condensed consolidated financial data should be read in conjunction with Conagra’s and Pinnacle’s historical financial statements incorporated by reference into this prospectus supplement and the unaudited pro forma condensed combined financial information and the notes thereto included as an exhibit to our Current Report on Form 8-K filed with the SEC on October 9, 2018 and incorporated by reference into this prospectus supplement.

	Pro Forma
	(unaudited)
	Year Ended May 27, 2018	Thirteen Weeks Ended August 26, 2018
	(dollars in millions, except per share data)
Statement of Operations Data
Net sales	$11,095	$2,576
Costs of goods sold	7,864	1,850
Selling, general and administrative expense	1,737	351
Pension and postretirement non-service income	—	(11)
Interest expense, net	533	135

Income (loss) from continuing operations before income taxes and equity method investment earnings	961	251
Income tax expense (benefit)	(135)	60
Equity method investment earnings	97	16

Income from continuing operations	1,193	207
Less: Net income attributable to noncontrolling interests	3	—

Net income from continuing operations attributable to Conagra Brands Inc.	$1,190	$207

Per share amounts:
Basic	$2.39	$0.43
Diluted	$2.37	$0.42
Average shares outstanding:
Basic	498.5	486.3
Diluted	502.0	488.7

August 26, 2018
(dollars in millions)
Balance Sheet Data
Cash and cash equivalents	$419
Total current assets	3,209
Total assets	23,052
Total current liabilities	2,276
Senior long-term debt (noncurrent)	11,376
Subordinated long-term debt (noncurrent)	196
Total long-term debt (noncurrent)	11,572
Total stockholders’ equity	6,950

RISK FACTORS

An investment in our common stock involves risk. Prior to making a decision about investing in our common stock, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors regarding our common stock and this offering, as well as the risk factors incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended May 27, 2018 under the heading “Risk Factors,” and other filings we may make from time to time with the SEC. You should also refer to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Relating to the Merger

The Merger is subject to the receipt of approval from Pinnacle shareholders. Failure to obtain this approval would prevent the consummation of the Merger.

Before the Merger can be completed, Pinnacle shareholders must adopt the Merger Agreement. A special meeting of Pinnacle shareholders is currently scheduled to occur on October 23, 2018. There can be no assurance that the approval of Pinnacle shareholders will be obtained. Failure to obtain the required approval may result in a material delay in, or the abandonment of, the Merger. Any delay in completing the Merger may materially adversely affect the timing and amount of cost savings and other benefits that are expected to be achieved from the Merger.

The Merger is subject to a number of conditions to the obligations of both Conagra and Pinnacle to complete the Merger, which, if not fulfilled, or not fulfilled in a timely manner, may result in termination of the Merger Agreement.

The Merger Agreement contains a number of conditions to the consummation of the Merger, including, among others:

•	adoption of the Merger Agreement by Pinnacle shareholders at the Pinnacle special meeting (or at any adjournment or postponement thereof);

•

the continued effectiveness of the registration statement of which the Conagra and Pinnacle proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC relating thereto;

•

the affirmative approval of antitrust and competition authorities or expiration or termination of the applicable waiting periods in certain specified jurisdictions (the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, has expired and Canadian antitrust approval has been received);

•	the absence of laws, orders, judgments and injunctions that restrain, enjoin or otherwise prohibit the consummation of the Merger;

•

subject to certain exceptions, the accuracy of representations and warranties with respect to the businesses of Conagra and Pinnacle and compliance by Conagra and Pinnacle with their respective covenants contained in the Merger Agreement; and

•	the absence since the date of the Merger Agreement of any event or condition that has had or would reasonably be expected to have a material adverse effect on the other party.

Many of the conditions to the consummation of the Merger are not within either Conagra’s or Pinnacle’s control, and neither company can predict when or if these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to April 1, 2019, it is possible that the Merger Agreement may be terminated. Although Conagra and Pinnacle have agreed in the Merger Agreement to use reasonable best efforts, subject to certain limitations, to complete the Merger as promptly as practicable, these and other conditions to the consummation of the Merger may fail to be satisfied. In addition, satisfying the conditions to and the consummation of the Merger may take longer and could cost more than Conagra and Pinnacle expect. Neither Conagra nor Pinnacle can predict whether and when these other conditions will be satisfied. Any delay in completing the Merger may adversely affect the cost savings and other benefits that Conagra expects to achieve if the Merger and the integration of the companies’ respective businesses are completed within the expected timeframe. The consummation of the Merger is not conditioned on the consummation of this offering.

Uncertainties associated with the Merger may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of Conagra following the Merger.

Conagra and Pinnacle are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Each company’s success until the Merger, and Conagra’s success after the Merger, will depend in part upon the ability of Conagra and Pinnacle to retain key management personnel and other key employees. Current and prospective employees of Conagra and Pinnacle may experience uncertainty about their roles within Conagra following the Merger or other concerns regarding the timing and the consummation of the Merger or the operations of Conagra following the Merger, any of which may have an adverse effect on the ability of each of Conagra and Pinnacle to attract or retain key management and other key personnel. Accordingly, no assurance can be given that, following the Merger, Conagra will be able to attract or retain key management personnel and other key employees of Conagra and Pinnacle to the same extent that Conagra and Pinnacle have previously been able to attract or retain their own employees.

The business relationships of Conagra and Pinnacle may be subject to disruption due to uncertainty associated with the Merger, which could have a material adverse effect on the results of operations, cash flows and financial position of Conagra or Pinnacle following the Merger.

Parties with which Conagra or Pinnacle do business may experience uncertainty associated with the Merger, including with respect to current or future business relationships with Conagra or Pinnacle following the Merger. Conagra’s and Pinnacle’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Conagra or Pinnacle following the Merger. These disruptions could have an adverse effect on the results of operations, cash flows and financial position of Conagra or Pinnacle, including an adverse effect on Conagra’s ability to realize the expected cost savings and other benefits of the Merger, regardless of whether the Merger is completed. The risk, and adverse effect, of any disruption could be exacerbated by a delay in the consummation of the Merger or termination of the Merger Agreement.

The pursuit of the Merger and the preparation for the integration may place a significant burden on Conagra’s or Pinnacle’s management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect Conagra’s or Pinnacle’s financial results.

Lawsuits have been filed against Pinnacle, the Pinnacle board of directors and Conagra and other lawsuits may be filed against Pinnacle, Conagra and/or their respective boards challenging the Merger. An adverse ruling in any such lawsuit could result in substantial costs and may delay or prevent the Merger from being completed.

On August 15, 2018, a purported stockholder of Pinnacle filed a complaint in a putative class action in the Court of Chancery of the State of Delaware, captioned Jordan Rosenblatt v. Pinnacle Foods Inc. et al., Case

No. 2018-0605, referred to as the “Rosenblatt Action.” The Rosenblatt Action alleges that the directors of Pinnacle breached their fiduciary duty of disclosure by filing a preliminary proxy statement that contained materially incomplete and misleading information. The Rosenblatt Action further alleges that Pinnacle, Conagra and Patriot Merger Sub aided and abetted the directors’ alleged breach of fiduciary duty.

Defending against this lawsuit, and other lawsuits which may be filed, may result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Conagra’s or Pinnacle’s respective liquidity and financial condition.

One of the conditions to the consummation of the Merger is the absence of legal proceedings before a specified court or other governmental entity of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the Merger. Accordingly, if a plaintiff is successful in obtaining an injunction prohibiting the consummation of the Merger, then that injunction may delay or prevent the Merger from being completed, which may adversely affect Conagra’s and Pinnacle’s respective business, financial position and results of operations.

The consummation of the Merger may trigger change in control or other provisions in certain agreements to which Pinnacle is a party.

The consummation of the Merger may trigger change in control or other provisions in certain agreements to which Pinnacle is a party. If Conagra and Pinnacle are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Conagra and Pinnacle are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Pinnacle.

The Merger may not occur at all or may not occur in the expected time frame, which may negatively impact our stock price and have a material adverse effect on our results of operations, cash flows and financial position.

The consummation of the Merger is not assured and is subject to Pinnacle stockholder approval and the satisfaction or waiver of customary closing conditions.

The Merger is subject to risks and uncertainties, including the risks that the necessary Pinnacle stockholder approval will not be obtained or that other closing conditions will not be satisfied. If the Merger is not completed or if there are significant delays in completing the Merger the ongoing business of Conagra may be materially adversely affected and, without realizing any of the benefits of having completed the Merger, Conagra would be subject to a number of risks, including the following:

•	experiencing negative reactions from the financial markets, including negative impacts on our stock prices;

•	experiencing negative reactions from our customers, distributors, regulators, vendors and employees;

•	required payment of certain significant costs relating to the Merger, such as legal, accounting, financial advisor and printing fees;

•	required payment of one or more cash termination fees as required by the Merger Agreement;

•

certain restrictions on the conduct of our business pursuant to the terms of the Merger Agreement, which may delay or prevent Conagra from undertaking business opportunities that, absent the Merger Agreement, may have been pursued;

•

required substantial commitments of time and resources by our management, which could have resulted in the distraction of our management from ongoing business operations and pursuing other opportunities that could have been beneficial to Conagra; and

•	litigation related to any failure to complete the Merger or related to any enforcement proceeding commenced against Conagra to perform its obligations under the Merger Agreement.

If the Merger is not completed, the risks described above may materialize and they may have a material adverse effect on Conagra’s results of operations, cash flows, financial position and stock prices.

The unaudited pro forma condensed consolidated financial data included or incorporated by reference in this prospectus supplement is based on a number of preliminary estimates and assumptions and the actual results of operations and financial position of Conagra after the Merger may differ materially.

The unaudited pro forma condensed consolidated financial data included or incorporated by reference in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our actual results of operations and financial position would have been had the Merger been completed on the dates indicated. The unaudited pro forma condensed consolidated financial data reflects adjustments, which are based upon preliminary estimates, to record the Pinnacle identifiable assets to be acquired and liabilities to be assumed at fair value, and the resulting goodwill to be recognized. The purchase price allocation reflected is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets acquired and liabilities assumed in the Merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected or incorporated by reference in this prospectus supplement. The unaudited pro forma condensed consolidated financial data is also based on a number of other estimates and assumptions, including estimates and assumptions of the type and terms of debt to be incurred to pay the cash portion of the Merger consideration and the related fees and expenses. If the type or terms of the new debt actually incurred differ materially from the estimates and assumptions set out in the accompanying unaudited pro forma condensed consolidated financial data, Conagra’s actual results and financial condition after the consummation of the Merger could differ materially from the results and financial condition contemplated by the unaudited pro forma condensed consolidated financial data.

The Merger may involve unexpected costs, unexpected liabilities or unexpected delays.

Conagra and Pinnacle currently expect to incur substantial costs and expenses relating directly to the Merger, including debt financing and refinancing costs, fees and expenses payable to financial advisors, professional fees and expenses, insurance premium costs, fees and costs relating to regulatory filings and notices, SEC filing fees, printing and mailing costs and other transaction-related costs, fees and expenses. In addition, the Merger and post-Merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of possible litigation or other claims, which may significantly increase the related costs and expenses incurred by the combined company.

Risks Relating to Our Business Following the Consummation of the Merger

Conagra may not realize the cost synergies from the Merger.

The benefits that are expected to result from the Merger will depend, in part, on Conagra’s ability to realize the anticipated growth opportunities and cost synergies as a result of the Merger. Conagra’s success in realizing these growth opportunities and cost synergies, and the timing of this realization, depends on the successful integration of Pinnacle. There is a significant degree of difficulty and management distraction inherent in the process of integrating an acquisition as sizable as Pinnacle. The process of integrating operations could cause an interruption of, or loss of momentum in, Conagra’s and Pinnacle’s activities. Members of Conagra’s senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage Conagra, service existing customers, attract new customers, and develop new products or strategies. If senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, the businesses of Conagra and Pinnacle could suffer.

There can be no assurance that Conagra will successfully or cost-effectively integrate Pinnacle. The failure to do so could have a material adverse effect on Conagra’s and Pinnacle’s business, financial condition, and results of operations.

Even if Conagra is able to integrate Pinnacle successfully, this integration may not result in the realization of the full benefits that are currently expected from this integration, and there can be no guarantee that these benefits will be achieved within anticipated time frames or at all. For example, Conagra may not be able to eliminate duplicative costs. Moreover, Conagra may incur substantial expenses in connection with the integration of Pinnacle. While it is anticipated that certain expenses will be incurred to achieve cost synergies, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the planned acquisition may be offset by costs incurred to, or delays in, integrating the businesses.

The future results of Conagra following the Merger will suffer if Conagra does not effectively manage its expanded operations.

Following the Merger, the size of the business of Conagra will increase beyond the current size of either Conagra’s or Pinnacle’s business. Conagra’s future success will depend, in part, upon its ability to manage this expanded business, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that Conagra will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the Merger.

Conagra is expected to incur substantial expenses related to the Merger and integration.

Conagra expects to achieve annual cost synergies following completion of the Merger and expects to incur one-time cash costs estimated at approximately $355 million in connection with the achievement of those cost synergies. As part of the achievement of those cost synergies, there are a large number of processes, policies, procedures, operations, technologies and systems that will need to be integrated, including purchasing, accounting and finance, sales, payroll, pricing and benefits. There are many factors beyond Conagra’s control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that Conagra expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in Conagra taking significant charges against earnings following the consummation of the Merger, and the amount and timing of such charges are uncertain at present.

Conagra will incur a substantial amount of debt to complete the Merger. To service its debt, Conagra will require a significant amount of cash. Conagra’s ability to generate cash depends on many factors beyond its control. Conagra also depends on the business of its subsidiaries to satisfy its cash needs. If Conagra cannot generate the required cash, it may not be able to make the necessary payments required under its indebtedness.

As of August 26, 2018, after giving pro forma effect to the Merger, including borrowings under the Term Loan Facility, the offering of the New Notes and the anticipated repayment of approximately $2.7 billion in aggregate principal amount of Pinnacle’s existing debt as well as amounts outstanding under our existing term loan facility and commercial paper program, we would have had outstanding total debt of approximately $11.6 billion, including $11.4 billion of senior unsecured debt, not including commercial paper, and $196 million of subordinated unsecured debt. Conagra’s ability to make payments on its debt, fund its other liquidity needs, and make planned capital expenditures will depend on its ability to generate cash in the future. Conagra’s historical financial results have been, and it anticipates that its future financial results will be, subject to fluctuations. Conagra’s ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Conagra cannot guarantee that its business will generate sufficient cash flow from its operations or that future borrowings will be available to it in an amount sufficient to enable it to make payments of its debt, fund other liquidity needs and make planned capital expenditures.

The degree to which Conagra is currently leveraged and will be leveraged following the consummation of the Merger could have important consequences for stockholders. For example, it could:

•	make it more difficult for the combined company to satisfy its debt service obligations;

•

result in a downgrade in the credit ratings on Conagra’s debt, which could limit its ability to borrow additional funds, increase the interest rates under its credit facilities and any new indebtedness it may incur, and reduce the trading prices of Conagra’s outstanding debt securities and common stock;

•	restrict the combined company from making strategic acquisitions or taking advantage of favorable business opportunities;

•

limit flexibility to plan for, or react to, changes in the businesses and industries in which the combined company operates, which may adversely affect the combined company’s operating results and ability to meet its debt service obligations;

•	limit the ability of the combined company to refinance its indebtedness or increase the cost of such indebtedness;

•

require Conagra to dedicate a substantial portion of its cash flow from operations to the payment of debt service, reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase Conagra’s vulnerability to adverse economic or industry conditions, including changes in interest rates;

•

require that additional materially adverse terms, conditions or covenants be placed on Conagra under its debt instruments, which covenants might include, for example, limitations on additional borrowings and specific restrictions on uses of its assets, as well as prohibitions or limitations on its ability to create liens, pay dividends, receive distributions from its subsidiaries, redeem or repurchase its stock or make investments, any of which could hinder its access to capital markets;

•

limit Conagra’s ability to obtain additional financing in the future to fund its working capital requirements, capital expenditures, acquisitions, investments, debt service obligations and other general operating requirements or to enable it to react to changes in its business; or

•	place Conagra at a competitive disadvantage compared to businesses in its industry that have less debt.

Additionally, any failure to comply with covenants in the instruments governing Conagra’s debt could result in an event of default which, if not cured or waived, would have a material adverse effect on Conagra.

A significant portion of Conagra’s operations are conducted through its subsidiaries. As a result, Conagra’s ability to generate sufficient cash flow for its needs is dependent to some extent on the earnings of its subsidiaries and the payment of those earnings to Conagra in the form of dividends, loans or advances and through repayment of loans or advances from Conagra. Conagra’s subsidiaries are separate and distinct legal entities. Conagra’s subsidiaries have no obligation to pay any amounts due on its debt or to provide Conagra with funds to meet its cash flow needs, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by Conagra’s subsidiaries could be subject to statutory or contractual restrictions. Payments to Conagra by its subsidiaries will also be contingent upon its subsidiaries’ earnings and business considerations. Conagra’s right to receive any assets of any of its subsidiaries upon their liquidation or reorganization will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if Conagra is a creditor of any of its subsidiaries, Conagra’s rights as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any indebtedness of its subsidiaries senior to that held by Conagra. Finally, changes in the laws of foreign jurisdictions in which Conagra operates may adversely affect the ability of some of Conagra’s foreign subsidiaries to repatriate funds to Conagra.

The substantial additional indebtedness that Conagra will incur in connection with the Merger could materially adversely affect its financial position after the Merger, which may include a decrease in Conagra’s business flexibility, an increase in its borrowing costs and/or a reduction of Conagra’s credit ratings.

Following the consummation of the Merger, Conagra will have substantially increased debt. This increased level of debt or any further increase in Conagra’s level of debt in connection with the consummation of the Merger could have the effect, among other things, of reducing Conagra’s flexibility to respond to changing business and economic conditions and will have the effect of increasing Conagra’s interest expense. In addition, if Conagra is unable to timely reduce its level of indebtedness following the Merger, Conagra will be subject to increased demands on its cash resources, which could increase its total debt to capitalization ratios, decrease its interest coverage ratios or otherwise result in a breach of certain covenants or otherwise adversely affect the business and financial results of the combined company.

Conagra’s credit ratings impact the cost and availability of future borrowings and, accordingly, Conagra’s cost of capital. Conagra’s credit ratings reflect each rating organization’s opinion of Conagra’s financial strength, operating performance and ability to meet Conagra’s debt obligations. Any contemplated or any actual reduction in Conagra’s credit ratings may limit Conagra’s ability to borrow at interest rates consistent with the interest rates currently available or available to Conagra prior to the Merger, even if such reduction does not result in a loss of Conagra’s investment grade rating.

The Merger may result in a loss of customers, suppliers or strategic alliances and may result in the termination of existing contracts.

Following the Merger, some of the customers, potential customers, suppliers or strategic partners of Conagra or Pinnacle, as historical businesses, may terminate or scale back their business relationship with Conagra. Some customers may not wish to source a larger percentage of their needs from a single company, or may feel that Conagra is too closely allied with one of their competitors. In addition, Conagra and Pinnacle have contracts with customers, suppliers, vendors, landlords, licensors and other business partners which may require Conagra or Pinnacle to obtain consents from these other parties in connection with the Merger, which may not be obtained at all or on favorable terms. If customer or supplier relationships or strategic alliances are adversely affected by the Merger, or if Conagra, following the Merger, loses the benefits of the contracts of Conagra or Pinnacle, Conagra’s business and financial performance could suffer.

Conagra may have to make additional contributions following the consummation of the Merger to fund pension and other post-retirement benefit plans, including Pinnacle plans.

Conagra and Pinnacle and their respective subsidiaries currently maintain and contribute to defined benefit pension plans and other post-retirement benefit plans that cover various categories of employees and retirees. The obligation to make contributions to fund benefit obligations under these pension and other post-retirement benefit plans is based on actuarial valuations, which are based on certain assumptions, including the long-term return on plan assets and the discount rate. Conagra may have to make additional contributions following the consummation of the Merger to fund pension and other post-retirement benefit plans, including any such Pinnacle plans. Additional contributions could have a material adverse effect on the results of operations, cash flows and financial position of Conagra.

The combined company will record goodwill and other intangible assets that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

The Merger will be accounted for as an acquisition by Conagra in accordance with accounting principles generally accepted in the United States. Under the acquisition method of accounting, the assets and liabilities of Pinnacle and its subsidiaries will be recorded, as of completion, at their respective fair values and added to those of Conagra. The reported financial condition and results of operations of Conagra for periods after the consummation of the Merger will reflect Pinnacle balances and results after the consummation of the Merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Pinnacle and its subsidiaries for periods prior to the Merger.

Risks Related to Ownership of Our Common Stock

Sales, or the availability for sale, of substantial amounts of our common stock, could adversely affect the value of our common stock.

No predictions can be made as to the effect, if any, that future sales of our common stock, or the availability of common stock for future sales, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market and the availability of shares for future sale could adversely affect the prevailing market price of our common stock. This in turn would adversely affect the fair value of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

Our common stock price may be volatile.

The price at which our common stock trades may be volatile and may fluctuate due to factors such as:

•	our historical and anticipated operating results;

•	variations between our actual results and analyst and investor expectations or changes in financial estimates and recommendations by securities analysts; and

•	investor perceptions of our company and comparable public companies.

Fluctuations may be unrelated to or disproportionate to company performance. These fluctuations may result in a material decline in the trading price of our common stock.

Anti-takeover provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provisions may have the effect of delaying, deferring or discouraging a prospective acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of common stock, thus depriving stockholders of any advantages which large accumulations of stock might provide.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the General Corporation Law of the State of Delaware. Section 203 prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations unless the business combination was approved in advance by our board of directors, results in the stockholder holding more than 85% of our outstanding common stock or is approved by the holders of at least 66 2/3% of our outstanding common stock not held by the stockholder engaging in the transaction.

Any provision of our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

This offering is not contingent upon the completion of the Merger. If the Merger is not completed, we will have broad discretion on the use of the net proceeds of this offering.

This offering is not contingent upon the completion of the Merger. Accordingly, your purchase of our common stock in this offering may be an investment in Conagra Brands on a stand-alone basis without any of the assets of Pinnacle, or anticipated benefits of the Merger. We will have broad discretion to use the net proceeds of this offering if the Merger does not occur. If the Merger does not occur, we expect to use the net proceeds this offering for general corporate purposes. See “Use of Proceeds.”

Sales of a substantial amount of shares of our common stock in the public market, particularly sales by our directors, officers and significant stockholders, or the perception that these sales could occur, could cause the market price of our common stock to decline.

Sales of a substantial amount of shares of our common stock in the public market, particularly sales by our directors, executive officers and significant stockholders, or the perception that these sales could occur, could cause the market price of our common stock to decline and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

Our directors and executive officers have entered into lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions described in the section titled “Underwriting (Conflict of Interest),” not to sell, directly or indirectly, any shares of common stock without the permission of the representatives of the underwriters for a period of 60 days following the date of this prospectus supplement. We refer to such period as the “lock-up period.” When the lock-up period expires, we and our directors and executive officers will be able to sell shares of our common stock in the public market. In addition, the representatives of the underwriters may, in their sole discretion, release all or some portion of the shares subject to lock-up agreements at any time and for any reason. Sales of a substantial number of such shares upon expiration of the lock-up, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

The market price of shares of Conagra common stock may decline in the future as a result of the sale of shares of Conagra common stock held by former Pinnacle shareholders or current Conagra stockholders.

Based on the number of shares of Pinnacle common stock outstanding as of October 4, 2018 (other than excluded shares), Conagra expects to issue approximately 77.4 million shares of Conagra common stock to Pinnacle shareholders in the Merger. Following their receipt of shares of Conagra common stock in the Merger, former Pinnacle shareholders may seek to sell the shares of Conagra common stock delivered to them. Other Conagra stockholders may also seek to sell shares of Conagra common stock held by them following, or in anticipation of, the consummation of the Merger. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of Conagra common stock, may affect the market for, and the market price of, Conagra common stock in an adverse manner.

USE OF PROCEEDS

We expect to receive net proceeds of $556 million from this offering (or $612 million if the underwriters exercise, in full, their option to purchase additional shares from us), after deducting the underwriting discount, but before deducting estimated offering expenses payable by us. We intend to use the net proceeds from this offering, and the net proceeds from the offering of the New Notes, to finance, in part, the Merger and transaction-related expenses (including retiring certain Pinnacle debt and paying transaction costs) and to repay borrowings under our existing term loan facility and our commercial paper program. The closing of this offering is expected to occur prior to the consummation of the Merger. If the Merger is not consummated for any reason, we intend to use the net proceeds from this offering for general corporate purposes. Pending final use, we may invest the net proceeds from this offering in short-term marketable securities.

We intend to finance the Merger, including the payment of related fees and expenses, as well as the repayment of approximately $2.7 billion of Pinnacle’s existing debt as well as amounts outstanding under our existing term loan facility and commercial paper program, through the issuance of approximately 77.4 million shares of common stock to Pinnacle shareholders (subject to adjustment as described in the Merger Agreement) and (i) the net proceeds from this offering of common stock, (ii) approximately $1.3 billion of borrowings under the new Term Loan Facility and (iii) the net proceeds from the issuance of the New Notes. We have entered into a new $9.0 billion senior unsecured bridge facility with Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC and the other financial institutions party thereto. The commitments under the bridge facility were subsequently reduced by the entry into the $1.3 billion new Term Loan Facility. We intend to issue the New Notes and the common stock in this offering in lieu of borrowing under the bridge facility.

The following table sets forth the anticipated sources and uses of funds in connection with this offering and the Merger.

Sources of Funds		Uses of Funds
(in millions)
Common stock offering, net(1)	$556	Pinnacle cash purchase price	$5,142
New Notes offering	7,025	Repayment of Pinnacle debt(2)	2,739
New Term Loan Facility	1,300	Make-whole fees	18
		Repayment of amounts outstanding under our existing term loan facility and commercial paper program(3) (4)	619
		Available cash	131
		Estimated fees, costs & expenses(5)	232

Total sources	$8,881	Total uses	$8,881

(1)	Assumes the underwriters do not exercise their option to purchase additional shares from us.

(2)	Includes the redemption of $350 million in aggregate principal amount of the Pinnacle Notes.

(3)	Commercial paper program balances being repaid excludes amounts borrowed under the program to pay transaction fees, costs and expenses prior to the date of this prospectus supplement.

(4)

In February 2018, we entered into our existing $300 million term loan facility with Bank of America, N.A., as administrative agent and lender. We borrowed the full amount of the $300 million available under the facility and used the proceeds from the borrowing to make a voluntary pension plan contribution. The term loan bears interest at, at our election, either (a) LIBOR plus 0.75% or (b) an alternate base rate equal to the greatest of (i) Bank of America’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) one-month LIBOR plus 1.00%.

(5)

Includes transaction fees and expenses, including the underwriting discount. Amount reflects certain transaction fees, costs and expenses paid prior to the date of this prospectus supplement with the proceeds of borrowings under our commercial paper program.

Because more than 5% of the net proceeds from this offering may be used to repay our existing $300 million term loan facility with an affiliate of an underwriter of this offering, as well as to repay commercial paper and redeem the Pinnacle Notes held by certain underwriters of this offering and/or their affiliates and to repay Pinnacle’s existing credit facility with affiliates of certain underwriters of this offering, this offering will be conducted in accordance with FINRA Rule 5121. See “Underwriting (Conflict of Interest).”

CAPITALIZATION

The following table sets forth our consolidated capitalization as of August 26, 2018:

•	on a historical basis; and

•

on an as adjusted basis to give effect to this offering, borrowings under our new Term Loan Facility and the expected net proceeds we anticipate receiving from the New Notes offering and the anticipated application of the proceeds therefrom, as well as the use of cash on hand, in connection with the consummation of the Merger as described under “Use of Proceeds.”

You should read this table in conjunction with our consolidated financial statements, the related notes thereto and other financial information contained in our Annual Report on Form 10-K for the fiscal year ended May 27, 2018, which is incorporated by reference in this prospectus supplement, as well as the other financial information incorporated by reference in this prospectus supplement.

	As of August 26, 2018
	Actual	As adjusted(1)
	(dollars in millions)

Cash and cash equivalents	$74.8	$418.7

Senior long-term debt, excluding current maturities	$3,037.8	$11,376.4
Current installments of long-term debt	307.5	7.5
Subordinated debt	195.9	195.9
Short-term debt	304.1	—
Total Conagra Brands, Inc. stockholders’ equity	3,815.0	6,950.2

Total capitalization	$7,735.1	$18,948.7

(1)

Assumes (a) the consummation of the Merger, (b) the redemption of the Pinnacle Notes as described under “Summary—The Merger—Redemption of Pinnacle Notes,” (c) borrowing in full under the new Term Loan Facility, none of which debt will be classified as a current installment of long-term debt, (d) no borrowings under the new Revolving Facility, (e) the issuance of $7.0 billion aggregate principal amount of New Notes (in lieu of borrowing under the bridge facility), (f) the repayment of borrowings under, and the termination of, Pinnacle’s existing credit agreement, (g) the issuance of common stock in this offering, assuming that the underwriters do not exercise their option to purchase additional shares from us and (h) the repayment of borrowings under our existing term loan facility and our commercial paper program.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the New York Stock Exchange under the symbol “CAG.” The following table sets forth, for the periods indicated, the high and low sales prices per common share as reported on the New York Stock Exchange and the dividends declared per common share.

	Conagra Common Stock
	High	Low	Dividend
Fiscal Year Ending May 26, 2019:
First Quarter	$39.43	$34.52	$0.2125
Second Quarter (through October 9, 2018)	38.43	32.82	0.2125

Fiscal Year Ended May 27, 2018:
First Quarter	$40.25	$32.93	$0.2125
Second Quarter	36.10	32.16	0.2125
Third Quarter	39.21	34.74	0.2125
Fourth Quarter	38.32	34.79	0.2125

Fiscal Year Ended May 28, 2017:
First Quarter	$48.81	$45.31	$0.25
Second Quarter	48.86	33.61	0.25
Third Quarter	41.19	35.96	0.20
Fourth Quarter	41.68	37.20	0.20

The last reported sale price of our common stock on the New York Stock Exchange on October 9, 2018 was $35.57 per share. As of October 4, 2018, there were approximately 16,666 stockholders of record.

DESCRIPTION OF COMMON STOCK

The following is a summary of the terms and provisions of our common stock. The rights of our stockholders are governed by the General Corporation Law of the State of Delaware, our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, as amended. This summary is not a complete description of the terms of our common stock and is qualified by reference to our governing corporate instruments and the applicable provisions of Delaware law. To obtain a copy our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, see “Where You Can Find Additional Information.”

General

We currently have authorized 1,200,000,000 shares of common stock, par value $5.00 per share.

Our common stock is listed on the New York Stock Exchange under the symbol “CAG.” The holders of our common stock are entitled to one vote for each share. Upon liquidation, the holders of our common stock are entitled to share ratably in assets available for distribution to stockholders after satisfaction of any liquidation preferences of any outstanding preferred stock. The issuance of any shares of any series of preferred stock in future financings, acquisitions or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of our common stock and will subject our common stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock. Our common stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to the common stock. Holders of our common stock have no pre-emptive right to subscribe for or purchase any additional stock or securities of Conagra Brands.

Provisions of Our Certificate of Incorporation and Delaware Law That May Have an Anti-Takeover Effect

Article XII of our Amended and Restated Certificate of Incorporation prescribes relevant factors, including social and economic effects on employees, customers, suppliers and other constituents of Conagra Brands, to be considered by the board of directors when reviewing any proposal by another corporation to acquire or combine with Conagra Brands.

Article XIII of our Amended and Restated Certificate of Incorporation requires that any action required or permitted to be taken by Conagra Brands stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing by the stockholders.

Article XIV of our Amended and Restated Certificate of Incorporation provides in general that any direct or indirect purchase by Conagra Brands or any subsidiary of Conagra Brands of any of its voting stock, as defined in Article XIV, or rights to acquire voting stock, known to be beneficially owned by any person or group that holds more than 3% of a class of its voting stock, referred to in this paragraph as an interested stockholder, and that has owned the securities being purchased for less than two years, must be approved by the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the voting stock, excluding voting stock held by an interested stockholder.

Article XIV of our Amended and Restated Certificate of Incorporation is intended to prevent “greenmail,” which is a term used to describe the accumulation of a block of a corporation’s stock by a speculator and the subsequent attempt by the speculator to coerce the corporation into repurchasing its shares, typically at a substantial premium over the market price.

We are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the person became an interested stockholder, unless:

•

prior to the time that the person became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock that is not owned by the interested stockholder

A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

The provisions of our Amended and Restated Certificate of Incorporation and Delaware law described in this section may be deemed to have anti-takeover effects. These provisions may discourage or make more difficult an attempt by a stockholder or other entity to acquire control of Conagra Brands. These provisions may also make more difficult an attempt by a stockholder or other entity to remove management.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

General

The following is a general discussion of U.S. federal income tax considerations related to the ownership and disposition of our common stock by a beneficial owner that is a non-U.S. holder, as defined below, that acquires our common stock pursuant to this offering. This discussion assumes that a non-U.S. holder will hold our common stock issued pursuant to this offering as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, referred to as the “Code.” This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances, including any tax consequences arising under the Medicare tax on net investment income (under Section 1411 of the Code). In addition, this discussion does not address (i) U.S. federal non-income tax laws, such as gift or estate tax laws, (ii) state, local or non-U.S. tax considerations, (iii) the special tax rules that may apply to certain investors, including, without limitation, banks or other financial institutions, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, broker-dealers or traders in securities, grantor trusts, taxpayers who have elected mark-to-market accounting, tax-exempt entities, regulated investment companies, real estate investment trusts, persons liable for the alternative minimum tax, pension plans or U.S. expatriates, or (iv) the special tax rules that may apply to an investor that holds or disposes of our common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction. Additionally, the discussion does not consider the tax treatment of entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities such as a subchapter S corporation (or investors in such entities or arrangements).

This discussion is based on current provisions of the Code, applicable Treasury regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service, referred to as the “IRS,” all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax considerations discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax considerations discussed below or that any position taken by the IRS would not be sustained.

For purposes of this discussion, a “U.S. person” is any person or entity that, for U.S. federal income tax purposes, is: (i) an individual citizen or resident of the United States; (ii) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; and a “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. person.

The tax treatment of an entity or arrangement treated as a partnership for U.S. federal income tax purposes (and each partner thereof) will generally depend upon the status and activities of the partnership and such partner. A holder of our common stock that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the ownership and disposition of our common stock.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING

THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, THE TAX CONSEQUENCES OF THE TAX CUTS AND JOBS ACT AND ANY APPLICABLE TAX TREATY.

Tax Considerations Related to an Investment in Common Stock

Distributions on Common Stock

If we make cash or property distributions to holders of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain from the sale or exchange of our common stock and will be treated as described under “—Gain or loss on sale, exchange or other taxable disposition of common stock” below.

Subject to the summary below regarding backup withholding and FATCA, dividends paid on our common stock to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of a reduced withholding rate under an applicable income tax treaty generally will be required to (i) duly complete and execute an IRS Form W-8BEN or an IRS Form W-8BEN-E (or appropriate successor form) and certify under penalties of perjury that such holder is not a U.S. person and is eligible for the benefits of the applicable tax treaty or (ii) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations. These forms may need to be periodically updated.

A non-U.S. holder eligible for a reduced rate of withholding of U.S. federal income tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends paid on our common stock that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States, generally will be subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to a U.S. person and are not subject to withholding of U.S. federal income tax, provided that the non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements (generally by providing a duly completed and executed IRS Form W-8ECI (or appropriate successor form)). Any such effectively connected dividends (and, if required, dividends attributable to a U.S. permanent establishment or fixed base) received by a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the summary below regarding backup withholding and FATCA, any gain recognized by a non-U.S. holder on a sale or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax, unless: (i) the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base in the United States of the non-U.S. holder), (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or (iii)(a) we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the common stock, and (b) in the case where the common stock is regularly traded on an established securities market, the non-U.S. holder holds or held (at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period) actually or constructively, more than 5% of our common stock. A corporation generally is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not a USRPHC. Our common stock is currently listed on the New York Stock Exchange, and we believe that, for as long as our common stock continues to be so listed, shares of our common stock will be treated as regularly traded on an established securities market, and thus a disposition by a non-U.S. holder that owns, actually or constructively, less than 5% of our common stock should not be subject to U.S. federal income tax.

Any gain recognized by a non-U.S. holder that is described in clause (i) or (iii) of the preceding paragraph generally will be subject to U.S. federal income tax at the U.S. federal income tax rates generally applicable to a U.S. person. Any such gains of a corporate non-U.S. holder also may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder that is described in clause (ii) of the preceding paragraph generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S. source capital gain derived from the disposition, which may be offset by U.S. source capital losses during the taxable year of the disposition.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each non-U.S. holder of our common stock the amount of dividends paid to such holder on our common stock and the tax, if any, withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our common stock to or through the U.S. office (and, in certain cases, the foreign office) of a broker.

Under some circumstances, Treasury regulations require backup withholding of U.S. federal income tax, currently at a rate of 24%, on reportable payments with respect to our common stock. A non-U.S. holder generally may eliminate the requirement for information reporting (other than in respect of dividends, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8 (or appropriate successor form) or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of (and procedure for obtaining) an exemption from backup withholding in their particular circumstances.

FATCA

Under Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder, referred to as “FATCA,” a non-U.S. holder of shares of our common stock generally will be subject to a 30% withholding tax on (i) dividends paid on our common stock and (ii) beginning after December 31, 2018, gross proceeds from the sale or other disposition of our common stock, unless (a) if the non-U.S. holder is a “non-financial foreign entity,” it provides the applicable payor or financial institution with certain documentation relating to its substantial U.S. owners or otherwise certifies that it does not have any substantial U.S. owners, (b) if the non-U.S. holder is a “foreign financial institution,” it enters into an agreement with the Department of Treasury to, among other things, report certain information regarding its accounts with or interests held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, and it establishes its compliance with these rules by providing to the applicable payor or financial institution with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8 (or appropriate successor form) or (c) the non-U.S. holder otherwise qualifies for an exemption from these rules and establishes such exemption by providing the applicable payor or financial institution with an IRS Form W-8BEN, IRS Form W-8BEN-E, or other applicable IRS Form W-8. The rules relating to FATCA described above may be modified by an applicable intergovernmental agreement between the United States and the jurisdiction in which the non-U.S. holder is resident.

We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of such taxes. Non-U.S. holders are urged to consult their own tax advisors regarding how FATCA may apply to their ownership and disposition of our common stock.

UNDERWRITING (CONFLICT OF INTEREST)

Goldman Sachs & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions in the underwriting agreement, each of the underwriters named below has severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite their respective names below:

Underwriter	Number of Shares
Goldman Sachs & Co. LLC	4,078,014
J.P. Morgan Securities LLC	1,739,953
Merrill Lynch, Pierce, Fenner & Smith Incorporated.	1,739,953
Mizuho Securities USA LLC	1,739,953
MUFG Securities Americas Inc.	1,223,404
Wells Fargo Securities, LLC	1,223,404
Barclays Capital Inc.	815,603
BTIG, LLC	815,603
HSBC Securities (USA) Inc.	815,603
Scotia Capital (USA) Inc.	815,603
BNP Paribas Securities Corp.	326,241
Rabo Securities USA, Inc.	326,241
RBC Capital Markets, LLC	326,241
SunTrust Robinson Humphrey, Inc.	326,241

Total	16,312,057

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Sean M. Connolly, our Chief Executive Officer, is purchasing approximately $500,000 of our common stock in this offering and David S. Marberger, our Executive Vice President and Chief Financial Officer, is purchasing approximately $100,000 of our common stock in this offering, in each case at the public offering price. Other members of Conagra’s management and board of directors are purchasing approximately $300,000 of our common stock in the aggregate in this offering at the public offering price.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.6873750 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed. The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$35.25	$575,000,009	$632,500,021
Underwriting discount	$1.145625	$18,687,500	$20,556,251
Proceeds, before expenses, to Conagra Brands, Inc.	$34.104375	$556,312,509	$611,943,770

The expenses of the offering, not including the underwriting discount, are estimated at $800,000 and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 1,631,206 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, they will be obligated, subject to conditions contained in the underwriting agreement, to purchase such number of additional shares.

No Sales of Similar Securities

We and certain of our directors and executive officers have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 60 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we and/or these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	transfer or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

The common stock is listed on the New York Stock Exchange under the symbol “CAG.”

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit the underwriters from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Specifically, certain of the underwriters and/or their affiliates are serving as a financial advisor in connection with the Merger, as Joint Book-Running Managers in our New Notes offering, and as the Lead Arrangers and Bookrunners under the Term Loan Facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflict of Interest

We intend to use the net proceeds of this offering, in part, to repay our existing $300 million term loan facility, repay a portion of our outstanding commercial paper, redeem the Pinnacle Notes and repay Pinnacle’s existing credit facility. Because more than 5% of the net proceeds from this offering may be used to repay our existing $300 million term loan facility with an affiliate of an underwriter of this offering, as well as to repay commercial paper and redeem the Pinnacle Notes held by certain underwriters and/or their affiliates of this offering and to repay Pinnacle’s existing credit facility with affiliates of certain underwriters of this offering, this offering will be conducted in accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc., or “FINRA.” Any underwriter of this offering subject to FINRA Rule 5121 will not confirm sales of the notes to accounts over which such underwriter exercises discretionary authority without the prior written consent of the customer.

European Economic Area

In relation to each Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares of our common stock which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public may be made in that Relevant Member State other than:

•	to any legal entity that is a qualified investor (as defined in the Prospectus Directive);

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative or representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the shares of our common stock referred to above shall require Conagra Brands. or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares of our common stock to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Member State.

United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the shares of our common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Conagra Brands.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Notice to Investors in Canada

The shares of our common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and that are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this prospectus supplement and the accompanying prospectus.

Notice to Investors in Hong Kong

The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder, or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong. No advertisement, invitation or document relating to the shares of our common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Notice to Investors in Japan

The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Investors in Singapore

Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any shares of our common stock or caused the shares of our common stock to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares of our common stock or cause the shares of our common stock to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, referred to as the “SFA”) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is: a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except: (a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (b) where no consideration is or will be given for the transfer; (c) where the transfer is by operation of law; (d) as specified in Section 276(7) of the SFA; or (e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, referred to as “ASIC,” in relation to the offering. This prospectus supplement and the accompanying prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, referred to as the “Corporations Act,” and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of our common stock may only be made to persons, referred to as “Exempt Investors,” who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of our common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of our common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring the shares of our common stock must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Investors in Switzerland

The shares of our common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, referred to as the “SIX,” or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the shares of our common stock or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement and the accompanying prospectus, nor any other offering or marketing material relating to the offering, us, or the shares of our common stock, have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and this offering of shares of our common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and this offering of shares of our common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, referred to as the “CISA.” The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares of our common stock.

Notice to Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, referred to as the “DFSA.” This prospectus supplement and the accompanying prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and the accompanying prospectus. The shares of our common stock to which this prospectus supplement and the accompanying prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of our common stock in this offering should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

Jones Day will pass upon the validity of the shares of common stock being offered hereby. Certain legal matters relating to the offering of the common stock will be passed upon for the underwriters by Sidley Austin LLP.

EXPERTS

The consolidated financial statements of Conagra Brands, Inc. as of May 27, 2018 and May 28, 2017, and for each of the fiscal years in the three-year period ended May 27, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of May 27, 2018 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Pinnacle Foods Inc. incorporated in this prospectus supplement and the accompanying prospectus by reference from Pinnacle Foods Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of Pinnacle Foods Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.

PROSPECTUS

Conagra Brands, Inc.

Common Stock

Preferred Stock

Debt Securities

We may from time to time offer and sell, in one or more offerings, common stock, preferred stock, debt securities, or any combination of these securities. This prospectus describes some of the general terms that may apply to these securities. We will provide specific terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to other purchasers, on a continuous or delayed basis. The names of any underwriters, dealers or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “CAG.” If we decide to seek a listing of any securities offered by this prospectus, we will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any, in one or more supplements to this prospectus.

You should carefully consider the risk factors included in any accompanying prospectus supplement and in the reports we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider. See “Risk Factors” on page 5 of this prospectus and the information included and incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 9, 2018.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, using an automatic “shelf” registration process. Under this shelf registration process, we may at any time and from time to time sell the securities described in this prospectus in one or more offerings at prices and on other terms to be determined at the time of offering.

This prospectus provides you with general information about us and the securities we may offer. Each time we sell such securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “our,” “Conagra,” “Conagra Brands,” the “Company” or other similar terms mean Conagra Brands, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information about the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our website at http://www.conagrabrands.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and incorporated filings.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended May 27, 2018;

•	our Quarterly Report on Form 10-Q for the quarterly period ended August 26, 2018;

•	our Current Reports on Form 8-K filed with the SEC on June 27, 2018 (Items 1.01 and 8.01), July 17, 2018, August 8, 2018 and September 27, 2018 (Item 5.07); and

•

the description of Conagra Brands’ common stock contained in registration statements on Form 8-A filed under the Exchange Act, including any amendments or reports filed with the SEC for the purpose of updating such description.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and until the completion of the offering of securities described in this prospectus. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such Current Reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:

Conagra Brands, Inc.

222 Merchandise Mart Plaza, Suite 1300

Chicago, Illinois 60654

Attention: Corporate Secretary

(312) 549-5000

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, which we refer to as the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are based on management’s current views and assumptions of future events and financial performance and are subject to certain risks, uncertainties and changes in circumstances. These forward-looking statements include, among others, statements regarding our expected future financial performance or position, results of operations, business strategy, plans and objectives of management for future operations, and other statements that are not historical facts. You can identify forward-looking statements by their use of forward-looking words, such as “may,” “will,” “anticipate,” “expect,” “believe,” “estimate,” “intend,” “plan,” “should,” “seek” or comparable terms. Such forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. In addition to the risk factors referred to or described in this prospectus under “Risk Factors,” as well as in documents incorporated by reference in this prospectus, important factors that could cause our actual results to differ materially from those in forward-looking statements include, among others:

•

the failure to obtain shareholder approval from Pinnacle Foods Inc., which we refer to as Pinnacle, of the pending merger, which we refer to as the Merger, whereby a wholly owned subsidiary of ours will merge with and into Pinnacle, with Pinnacle surviving as our wholly owned subsidiary;

•	the possibility that the closing conditions to the Merger may not be satisfied or waived;

•	delay in closing the Merger or the possibility of non-consummation of the Merger;

•

the risk that the cost savings and any other synergies from the Merger may not be fully realized or may take longer to realize than expected, including that the Merger may not be accretive within the expected timeframe or to the extent anticipated;

•	the occurrence of any event that could give rise to termination of the Merger Agreement;

•	the risk that shareholder litigation in connection with the Merger may affect the timing or occurrence of the Merger or result in significant costs of defense, indemnification and liability;

•	risks related to the disruption of the Merger to us and our management;

•	the effect of the announcement of the Merger on our ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties;

•	our ability to achieve the intended benefits of recent and pending acquisitions and divestitures, including the recent spin-off of our Lamb Weston business;

•	the continued evaluation of the role of our Wesson® oil business;

•	general economic and industry conditions;

•	our ability to successfully execute our long-term value creation strategy;

•	our ability to access capital on acceptable terms or at all;

•	our ability to execute our operating and restructuring plans and achieve our targeted operating efficiencies from cost-saving initiatives and to benefit from trade optimization programs;

•	the effectiveness of our hedging activities and our ability to respond to volatility in commodities;

•	the competitive environment and related market conditions;

•	our ability to respond to changing consumer preferences and the success of our innovation and marketing investments;

•	the ultimate impact of any product recalls and litigation, including litigation related to the lead paint and pigment matters;

•	actions of governments and regulatory factors affecting our businesses, including the ultimate impact of recently enacted U.S. tax legislation and related regulations or interpretations;

•	the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions;

•	risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; and

•	and other risks described in our most recent Annual Report on Form 10-K and other reports we file with the SEC.

The forward-looking statements in this prospectus and in the documents incorporated by reference speak only as of the date of the document in which the forward-looking statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.

THE COMPANY

Conagra Brands, Inc., a Delaware corporation, together with its consolidated subsidiaries (collectively, the “Company”, “we”, “our”, or “us”), is one of North America’s leading branded food companies. Guided by an entrepreneurial spirit, the Company combines a rich heritage of making great food with a sharpened focus on innovation. The Company’s portfolio is evolving to satisfy people’s changing food preferences. Its iconic brands such as Marie Callender’s®, Reddi-wip®, Hunt’s®, Healthy Choice®, Slim Jim®, and Orville Redenbacher’s®, as well as emerging brands, including Alexia®, Angie’s® BOOMCHICKAPOP®, Blake’s®, Duke’s® and Frontera®, offer choices for every occasion.

Our Grocery & Snacks reporting segment principally includes branded, shelf stable food products sold in various retail channels in the United States.

Our Refrigerated & Frozen reporting segment principally includes branded, temperature controlled food products sold in various retail channels in the United States.

Our International reporting segment principally includes branded food products, in various temperature states, sold in various retail and foodservice channels outside of the United States.

Our Foodservice reporting segment includes branded and customized food products, including meals, entrees, sauces and a variety of custom-manufactured culinary products, packaged for sale to restaurants and other foodservice establishments in the United States.

Our Commercial reporting segment included commercially branded and private label food and ingredients, which were sold primarily to commercial, restaurant, foodservice, food manufacturing, and industrial customers. The segment’s primary food items included a variety of vegetable, spice, and frozen bakery goods, which were sold under brands such as Spicetec Flavors & Seasonings®. In the first quarter of fiscal 2017, we sold our Spicetec and JM Swank businesses. These businesses comprise the entire Commercial segment following the presentation of Lamb Weston as discontinued operations.

Corporate Information

We were initially incorporated as a Nebraska corporation in 1919 and were reincorporated as a Delaware corporation in December 1975. Our principal executive offices are located at 222 Merchandise Mart Plaza, Suite 1300, Chicago, Illinois 60654, and our main telephone number is (312) 549-5000. Our website is www.conagrabrands.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus. For additional information concerning Conagra Brands, please see our most recent Annual Report on Form 10-K and our other filings with the SEC, which are incorporated by reference into this document. See “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q, which have been or will be incorporated by reference into this document. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

USE OF PROCEEDS

Unless we otherwise state in the applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement(s) for our operations and for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods presented.

	Thirteen Weeks Ended		Fiscal Years Ended May
	August 26, 2018	2018	2017	2016	2015	2014
Ratio of earnings to fixed charges	5.2	6.0	4.5	1.4	2.8	1.9

For purposes of calculating the ratio of earnings to fixed charges, earnings are equal to the amount resulting from (1) adding (a) income from continuing operations before income taxes and equity method investment earnings, (b) fixed charges and (c) distributed income of equity method investees and (2) subtracting capitalized interest. Fixed charges are equal to the sum of (1) interest expense, (2) capitalized interest and (3) an estimate of the interest within rental expense (which we estimate to be one-third of the total of such expense).

Because we have no preferred stock issued (and have not had any issued during the fiscal years or periods shown above), a ratio of earnings to combined fixed charges and preferred dividends is not presented.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 1,200,000,000 shares of common stock, par value $5.00 per share; 150,000 shares of Class B preferred stock, $50.00 par value; 250,000 shares of Class C preferred stock, $100.00 par value; 1,100,000 shares of Class D preferred stock, without par value; and 16,550,000 shares of Class E preferred stock, without par value.

Dividends on Capital Stock

The board of directors may declare and pay dividends on our common stock out of funds legally available for that purpose, subject to the rights of holders of preferred stock.

Preferred Stock

We may issue preferred stock in series with rights and preferences as authorized by our board of directors. We will distribute a prospectus supplement with regard to each series of preferred stock offered under this prospectus. Each prospectus supplement will describe, as to the preferred stock to which it relates:

•	the title of the series;

•	the voting rights of the holders of the preferred stock;

•	the dividends, if any, which will be payable with regard to the series;

•	the terms, if any, on which the series may or will be redeemed;

•	the preference, if any, to which holders of the series will be entitled upon our liquidation;

•	the right, if any, of holders of the series to convert them into another class of our stock or securities; and

•	any other material terms of the series.

Common Stock

Our common stock is listed on the New York Stock Exchange under the symbol “CAG”. The holders of our common stock are entitled to one vote for each share. Upon liquidation, the holders of our common stock are entitled to share ratably in assets available for distribution to stockholders after satisfaction of any liquidation preferences of any outstanding preferred stock. The issuance of any shares of any series of preferred stock in future financings, acquisitions or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of our common stock and will subject our common stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock.

The shares of our common stock offered under this prospectus will be fully paid and non-assessable. Our common stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to the common stock. Holders of our common stock have no pre-emptive right to subscribe for or purchase any additional stock or securities of Conagra Brands.

Provisions of Our Amended and Restated Certificate of Incorporation and Delaware Law That May Have an Anti-Takeover Effect

Article XII of our amended and restated certificate of incorporation, which we refer to as our certificate of incorporation, prescribes relevant factors, including social and economic effects on employees, customers, suppliers and other constituents of Conagra Brands, to be considered by the board of directors when reviewing any proposal by another corporation to acquire or combine with Conagra Brands.

Article XIII of our certificate of incorporation requires that any action required or permitted to be taken by Conagra Brands stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing by the stockholders.

Article XIV of our certificate of incorporation provides in general that any direct or indirect purchase by Conagra Brands or any subsidiary of Conagra Brands of any of its voting stock, as defined in Article XIV, or rights to acquire voting stock, known to be beneficially owned by any person or group that holds more than 3% of a class of its voting stock, referred to in this paragraph as an interested stockholder, and that has owned the securities being purchased for less than two years, must be approved by the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the voting stock, excluding voting stock held by an interested stockholder. Article XVIII is intended to prevent “greenmail,” which is a term used to describe the accumulation of a block of a corporation’s stock by a speculator and the subsequent attempt by the speculator to coerce the corporation into repurchasing its shares, typically at a substantial premium over the market price.

We are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the person became an interested stockholder, unless:

•

prior to the time that the person became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

The provisions of our certificate of incorporation and Delaware law described in this section may be deemed to have anti-takeover effects. These provisions may discourage or make more difficult an attempt by a stockholder or other entity to acquire control of Conagra Brands. These provisions may also make more difficult an attempt by a stockholder or other entity to remove management.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities that we may issue, which may be issued as convertible or exchangeable debt securities. We will set forth the particular terms of the debt securities we offer in a prospectus supplement and the extent, if any, to which the following general terms and provisions will apply to particular debt securities.

The debt securities will be issued under an indenture dated as of October 12, 2017 between us and Wells Fargo Bank, National Association, as trustee. The indenture, and any supplemental indentures thereto, are subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following description of general terms and provisions relating to the debt securities and the indenture under which the debt securities will be issued is a summary only and therefore is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture. The indenture has been filed with the SEC and is incorporated by reference as an exhibit to the registration statement, of which this prospectus forms a part, and you should read the indenture for provisions that may be important to you. For more information on how you can obtain a copy of the form of the indenture, see “Where You Can Find More Information.”

Capitalized terms used in this section and not defined herein have the meanings specified in the indenture. When we refer to “we,” “us,” “our,” “Conagra,” “Conagra Brands,” the “Company” or other similar terms in this section, we mean Conagra Brands, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be our direct, unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness senior in right of payment to all of our subordinated indebtedness.

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. We may specify a maximum aggregate principal amount for the debt securities of any series.

Unless otherwise specified in the applicable prospectus supplement, the indenture does not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly-leveraged transaction.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the applicable prospectus supplement, we may reopen a series, without the consent of the holders of the outstanding debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the issue date and, in some cases, the public offering price and the first interest payment date, and will be consolidated with, and form a single series with, such outstanding debt securities; provided, however, that if such additional debt securities are not fungible with the outstanding debt securities of such series for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP number.

We will set forth in a prospectus supplement relating to any debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title of debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which the debt securities will be issued;

•	any limit on the aggregate principal amount of the series of debt securities;

•	whether the debt securities will be senior debt securities or subordinated debt securities, and if they are subordinated debt securities, the terms of the subordination;

•	the date or dates on which the principal on the series of debt securities is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the series of debt securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the right, if any to extend the interest periods and the duration of that extension;

•	the place or places where the principal of, and premium and interest, if any, on, the debt securities will be payable;

•	the terms and conditions upon which the debt securities may be redeemed;

•	any obligation we may have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of the debt securities;

•

the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of the debt securities and other detailed terms and provisions of such repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest, if any, on the debt securities will be made if other than U.S. dollars;

•	any provisions relating to any security provided for the debt securities;

•

any addition to or change in the events of default described in this prospectus or in the indenture and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities (which may supplement, modify or delete any provision of the indenture as it applies to such debt securities);

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the series of debt securities, if other than appointed in the indenture; and

•	any provisions relating to conversion of the debt securities.

The foregoing is not intended to be an exclusive list of the terms that may be applicable to any offered debt securities.

In addition, the indenture does not limit our ability to issue convertible, exchangeable or subordinated debt securities. Any conversion, exchange or subordination provisions of debt securities will be described in the relevant prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the registrar or co-registrar designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any redemption of debt securities of any series, we will not be required to:

•

issue, register the transfer of or exchange, any debt security of that series during a period beginning at the opening of 15 business days before the day of sending of a notice of redemption and ending at the close of business on the day such notice is sent; or

•

register the transfer of or, exchange any, debt security of that series selected, called or being called for redemption, in whole or in part, except the unredeemed portion of any series being redeemed in part.

We may initially appoint the trustee as the registrar. Any transfer agent, in addition to the registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the trustee as custodian for the depositary or its nominee; and

•	bear any required legends.

•	No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•

the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary, and in either case we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days of such event;

•	we execute and deliver to the trustee an officer’s certificate to the effect that such global securities shall be so exchangeable; or

•	an event of default with respect to the debt securities represented by such global securities shall have occurred and be continuing.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to physical delivery of certificated debt securities; and

•	will not be considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary (and, if such person is not a participant, on procedures of the participant through which such person owns its interest) to exercise any rights of a holder under the indenture.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or by any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s acts or omissions or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this subsection will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Subject to any applicable abandoned property law, all moneys paid by us to a paying agent for payment on any debt security that remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

Except as otherwise set forth in the applicable prospectus supplement, we may not merge or consolidate with or into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of us and our subsidiaries, taken as a whole, to any person, unless:

•	the successor or transferee is a U.S. corporation, limited liability company, partnership, trust or other entity;

•	the successor or transferee assumes our obligations on the debt securities and under the indenture pursuant to a supplemental indenture in form reasonably satisfactory to the trustee;

•

immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no default or event of default under the indenture shall have occurred and be continuing; and

•	an officer’s certificate and an opinion of counsel have been delivered to the trustee in connection with the foregoing.

In the event of the above transaction, if there is a successor or transferee, then the successor or transferee will expressly assume all of our obligations under the indenture and automatically be substituted for us in the indenture and as issuer of the debt securities and may exercise every right and power of ours under the indenture with the same effect as if such successor or transferee had been named in our place in the indenture; provided, however, that the predecessor company will not be relieved of the obligation to pay principal and interest on the debt securities except in the case of a sale of all of the assets of us and our subsidiaries.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest on any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of, or premium on, any debt security of that series when due and payable;

•	failure on our part to comply with the covenant described under “—Consolidation, Merger and Sale of Assets”;

•

default in the performance or breach of any other covenant or warranty by us in the indenture or any supplemental indenture with respect to such series (other than a covenant or warranty that has been included in the indenture or supplemental indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after (1) we receive written notice from the trustee or (2) we and the trustee receive written notice from the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company or our significant subsidiaries; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

We will promptly deliver to the trustee written notice of any event which with the giving of notice and the lapse of time would become a covenant event of default, or any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement, along with a description of the status and what action we are taking or propose to take with respect to such event of default.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization of our company) with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization of our company, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if the rescission and annulment would not conflict with any judgment or decree already rendered and if all events of default with respect to that series, other than the non-payment of principal and interest, if any, with respect to debt securities of that series that has become due and payable solely because of the acceleration, have been cured or waived and all sums paid or advanced by the trustee and the reasonable compensation, expenses and disbursements of the trustee and its agents and counsel have been paid as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives security or indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered security or indemnity satisfactory to the trustee, to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and premium and any interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of such payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may amend or modify the indenture without the consent of any holder of debt securities of the series affected by the modifications or amendments in order to:

•	cure any ambiguity, defect or inconsistency;

•

conform the text of the indenture, including any supplemental indenture, or the debt securities to any corresponding provision of this “Description of Debt Securities” or description of the debt securities found in the prospectus supplement as evidenced by an officer’s certificate;

•	provide for the issuance of additional debt securities;

•

provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption provided that the provision under “Consolidation, Merger and Sale of Assets” of the indenture is complied with;

•	add covenants or make any change that would provide any additional rights or benefits to the holders of the debt securities;

•	add guarantees with respect to the debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	secure the debt securities;

•	add or appoint a successor or separate trustee;

•	make any change that does not adversely affect the rights of any holder of debt securities in any material respect, as evidenced by an officer’s certificate; or

•	obtain or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of the affected series, and our compliance with any provision of the indenture with respect to the debt securities may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding debt securities of the affected series. However, no modification or amendment may, without the consent of the holder of each outstanding debt security of the affected series:

•	reduce the principal amount, any premium or change the stated maturity of any debt security or alter or waive any of the provisions with respect to the redemption or repurchase of the debt securities;

•	change the place of payment or currency in which principal, any premium or interest is paid;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	make any change to the amendment and modification provisions in the indenture; or

•

reduce the percentage in principal amount outstanding of debt securities, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify, supplement or amend the indenture or to waive any past default.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of an affected series may, on behalf of the holders of all debt securities of such series, waive our compliance with provisions of the indenture. Prior to the acceleration of the maturity of the debt securities of any series pursuant to the terms of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to such debt securities and its consequences, except (i) a default with respect to such series in the payment of the principal of, or premium or any interest on, the debt securities of such series or (ii) a default or event of default in respect of a covenant or provision that cannot be modified or amended without the consent of all of the holders of the outstanding debt securities of the affected series.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, in certain circumstances, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations in such amounts as will be sufficient, without consideration of any reinvestment of interest, in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal firm to pay and discharge each installment of principal, premium and interest in accordance with the terms of the indenture and the debt securities of that series.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, upon compliance with certain conditions, we may be released from our obligation to comply with certain covenants set forth in the indenture and any supplemental indenture, and any failure to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of the applicable series, or covenant defeasance. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to certain events of bankruptcy, insolvency or reorganization of our significant subsidiaries.

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations in such amounts as will be sufficient, without consideration of any reinvestment of interest, in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal firm to pay and discharge each installment of principal of, premium and interest in accordance with the terms of the indenture and the debt securities of the applicable series; and

•

delivering to the trustee an opinion of counsel to the effect that the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Governing Law

The indenture is and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•	in “at-the-market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchanges on which the securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Unless otherwise indicated in the prospectus supplement, certain legal matters with respect to the validity of the securities will be passed upon for us by Jones Day.

EXPERTS

The consolidated financial statements of Conagra Brands, Inc. as of May 27, 2018 and May 28, 2017, and for each of the fiscal years in the three-year period ended May 27, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of May 27, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

16,312,057 Shares

Conagra Brands, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman Sachs & Co. LLC	BofA Merrill Lynch	J.P. Morgan	Mizuho Securities

Senior Co-Managers

MUFG	Wells Fargo Securities

Co-Managers

Barclays	BTIG	HSBC	Scotiabank

BNP PARIBAS	Rabo Securities	RBC Capital Markets	SunTrust Robinson Humphrey

October 9, 2018